UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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PPL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PPL Corporation

Notice of Annual Meeting
May 23, 2007

and

Proxy Statement

PPL CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Notice of Annual Meeting of Shareowners

Time and Date	10:00 a.m., Eastern Daylight Time, on Wednesday, May 23, 2007.

Place	Holiday Inn Conference Center 7736 Adrienne Drive Fogelsville, Pennsylvania

Items of Business	• To elect three directors for a term of three years

• To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2007

• To consider a shareowner proposal, if properly presented

Record Date	You can vote if you are a shareowner of record on February 28, 2007.

Proxy Voting	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?”

By Order of the Board of Directors,

Robert J. Grey
Senior Vice President,
General Counsel and Secretary

April 13, 2007

(i)

(ii)

PPL CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Proxy Statement
Annual Meeting of Shareowners
May 23, 2007
10:00 a.m. (Eastern Daylight Time)

We are providing these proxy materials in connection with the solicitation by the Board of Directors of PPL Corporation of proxies to be voted at the company’s Annual Meeting of Shareowners to be held on May 23, 2007, and at any adjournment of the Annual Meeting. Directors, officers and other company employees may also solicit proxies by telephone or otherwise. Brokers, banks and other holders of record will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We first released this Proxy Statement and the accompanying proxy materials to shareowners on or about April 13, 2007.

GENERAL INFORMATION

What am I voting on?

There are three proposals scheduled to be voted on at the meeting:

•	the election of three directors for a term of three years;

•	the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2007; and

•	consideration of a shareowner proposal, if properly presented to the meeting.

Who can vote?

Holders of PPL Corporation common stock as of the close of business on the record date, February 28, 2007, may vote at the Annual Meeting, either in person or by proxy. Each share of PPL Corporation common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

If your shares are registered directly in your name with PPL Corporation’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “shareowner of record.” The Notice of Annual Meeting, Proxy Statement, 2006 Annual Report, proxy card and accompanying documents have been sent directly to you by PPL Corporation.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement, 2006 Annual Report, proxy card and accompanying documents have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareowner of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in their mailing or by following their instructions for voting by telephone or on the Internet, if offered.

How do I vote?

You can vote by mail, by telephone, on the Internet or in person at the Annual Meeting.

•	By mail

Be sure to complete, sign and date the proxy card and return it in the postage-paid envelope we have provided. If you are a shareowner of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a shareowner of record, and the postage-paid envelope is missing, please mail your completed proxy card to PPL Corporation, c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, Minnesota 55164-0873.

•	By telephone or on the Internet

The telephone and Internet voting procedures we have established for shareowners of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

By telephone: You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

On the Internet: The Web site for Internet voting is at www.eproxy.com/ppl/. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

The availability of telephone and Internet voting facilities for shareowners of record will be available 24 hours a day, and will close at 12:00 p.m. (noon), Central Time, on May 22, 2007.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive from them.

•	In person at the Annual Meeting

You may come to the Annual Meeting and cast your vote there, either by proxy or by ballot. Please bring your admission ticket with you to the Annual Meeting.

If you mail to us your properly completed and signed proxy card, or vote by telephone or Internet, your shares of PPL Corporation common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	FOR the election of all nominees for director;

•	FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2007; and

•	AGAINST the shareowner proposal.

Abstentions and broker non-votes are not counted as either “yes” or “no” votes.

We do not expect that any other matters will be brought before the Annual Meeting. By giving your proxy, however, you appoint the persons named as proxies as your representatives at the meeting. If an issue comes up for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

As a participant in the PPL Corporation Employee Stock Ownership Plan, how do I vote shares held in my plan account?

If you are a participant in our Employee Stock Ownership Plan, you have the right to provide voting directions to the plan trustee, Fidelity Investments, by submitting your ballot card for those shares of our common stock that are held by the plan and allocated to your account. Plan participant ballots are treated confidentially. Full and fractional shares credited to your account under the plan as of February 28, 2007 will be voted by the trustee in accordance with your instructions. Similar to the process for shareowners of PPL Corporation common stock, you may vote by mail, telephone or on the Internet. To allow sufficient time for voting by the trustee of the plan, your ballot must be returned by May 21, 2007 if by mail, and if voting by telephone or on the Internet, by 12:00 noon Central Time on May 18, 2007. Please follow the ballot instructions specific to the participants in the Employee Stock Ownership Plan.

If you do not return your ballot, or return it unsigned, or do not vote by phone or on the Internet, the plan provides that the trustee will vote your shares in the same percentage as shares held by participants for which the trustee has received timely voting instructions. The plan trustee will follow participants’ voting directions, and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974.

May I change or revoke my vote?

Any shareowner giving a proxy has the right to revoke it at any time before it is voted by:

•	giving notice in writing to our Corporate Secretary, provided such statement is received not later than the close of business on May 22;

•	providing a later-dated vote using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person.

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or as the beneficial owner in the name of a broker, bank or other holder of record. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting. Brokerage firms, banks or other holders of record generally have the authority to vote customers’ unvoted shares on certain routine matters. If your shares are held in the name of a brokerage firm, bank or other holder of record, such firm can vote your shares for the election of directors and for the ratification of the appointment of the independent registered public accounting firm, as these matters are considered routine under the applicable rules.

Who can attend the Annual Meeting?

If you are a shareowner of record, your admission ticket is enclosed with your proxy card. If you hold shares through the Employee Stock Ownership Plan, your admission ticket is attached to your ballot card. You will need to bring your admission ticket, along with picture identification, to the meeting. If you own shares in street name, please bring your most recent brokerage statement, along with picture identification, to the meeting. PPL will use your brokerage statement to verify your ownership of PPL common stock and admit you to the meeting.

What constitutes a quorum?

As of the record date, there were 385,157,817 shares of common stock outstanding and entitled to vote and no shares of preferred stock of the company were outstanding. In order to conduct the Annual Meeting, a majority of the outstanding shares entitled to vote must be present, in person or by proxy, in order to constitute a quorum. If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record who holds shares for another person has not received voting instructions from the beneficial owner of the shares and, under New York Stock Exchange, or NYSE, listing standards, does not have discretionary authority to vote on a proposal.

What vote is needed for these proposals to be adopted?

•	Election of Directors

The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by writing the number, which is beside that person’s name in the list of nominees, in the box provided to the right of such list on the accompanying proxy or by following the instructions if voting by telephone or on the Internet.

•	Ratification of the Appointment of Ernst & Young LLP

In order to approve the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the proposal must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class.

•	Shareowner Proposal

In order to approve this proposal, the proposal must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class.

Who conducts the proxy solicitation and how much will it cost?

PPL Corporation will pay the cost of soliciting proxies on behalf of the Board of Directors. In addition to the solicitation by mail, a number of regular employees may solicit proxies in person, over the Internet, by telephone or by facsimile. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting, and we expect that the remuneration to Innisfree for its services will not exceed $12,500. Brokers, dealers, banks and other holders of record who hold shares for the benefit of others will be asked to send proxy material to the beneficial owners of the shares, and we will reimburse them for their expenses.

How does the company keep voter information confidential?

To preserve voter confidentiality, we voluntarily limit access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement that prohibits them from disclosing the manner in which a shareowner has voted to any employee of PPL affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

What is householding, and how does it affect me?

Beneficial owners of common stock in street name may receive a notice from their broker, bank or other holder of record stating that only one Proxy Statement and/or other shareowner communications and notices will be delivered to multiple security holders sharing an address. This practice, known as “householding,” will reduce PPL’s printing, shipping, and postage costs. Beneficial owners who participate in householding will continue to receive separate proxy forms. If any beneficial owner wants to revoke consent to this practice and wishes to receive his or her own documents and other communications, however, then he or she must contact the broker, bank or other holder of record with a notice of revocation. Any shareowner may obtain a copy of such documents from PPL at the address and phone number listed on the back cover page of this Proxy Statement.

PROPOSAL 1: ELECTION OF DIRECTORS

We have a classified Board of Directors, currently consisting of 10 directors divided into three classes. These classes consist of three directors whose terms will expire at the 2007 Annual Meeting, three directors whose terms will expire at the 2008 Annual Meeting, and four directors whose terms will expire at the 2009 Annual Meeting. John R. Biggar, who served on the Board and was Executive Vice President and Chief Financial Officer of the company, retired on March 31, 2007.

The nominees this year are Stuart Heydt, Craig A. Rogerson and W. Keith Smith. The nominees are currently serving as directors. Dr. Heydt and Mr. Smith were elected by the shareowners at the 2004 Annual Meeting, and Mr. Rogerson was elected by the Board of Directors effective September 1, 2005. If elected by the shareowners, Dr. Heydt and Messrs. Rogerson and Smith would serve until the 2010 Annual Meeting and until their successors are elected and qualified. Following the election of these three nominees, there will be 10 members of the Board of Directors, consisting of three classes: three directors whose terms would expire at the 2008 Annual Meeting, four directors whose terms would expire at the 2009 Annual Meeting, and three directors whose terms would expire at the 2010 Annual Meeting.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the Annual Meeting, the accompanying proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors
recommends that shareowners vote FOR Proposal 1

Nominees for Directors:

STUART HEYDT, 67, retired in 2000 as Chief Executive Officer of the Geisinger Health System, a position he held since 1991. He is past president and a Distinguished Fellow of the American College of Physician Executives. Dr. Heydt attended Dartmouth College and received an M.D. from the University of Nebraska. He is chair of the Audit Committee and a member of the Compensation, Governance and Nominating Committee, as well as the Executive and Nuclear Oversight Committees. Dr. Heydt has been a director since 1991.

CRAIG A. ROGERSON, 50, is President and Chief Executive Officer of Hercules Incorporated, a position he has held since December 2003. He also serves as a director of Hercules. Located in Wilmington, Delaware, Hercules is a leading manufacturer and marketer of specialty chemicals and related services for a broad range of business, consumer and industrial applications. Mr. Rogerson joined Hercules in 1979 and served in a number of management positions before leaving the company to serve as President and Chief Executive Officer of Wacker Silicones Corporation in 1997. He returned to Hercules in 2000 as President of the BetzDearborn Division. Following the sale of that business to General Electric in 2002, he remained with Hercules as President of the FiberVisions and Pinova divisions until he was named President and Chief Executive Officer of Hercules in December 2003. Mr. Rogerson also serves on the boards of the American Chemistry Council, the Delaware Business Roundtable and First State Innovation. He holds a chemical engineering degree from Michigan State University. He is a member of the Nuclear Oversight Committee and has been a director since September 2005.

W. KEITH SMITH, 72, served as Vice Chairman of Mellon Financial Corporation and Senior Vice Chairman of Mellon Bank, N.A., of Pittsburgh, Pennsylvania, as well as a director of both organizations, until his retirement in December 1998. Mr. Smith also is a director of DENTSPLY International Inc. He currently serves as the chairman of Allegheny General Hospital and is on the boards of West Penn Allegheny Health System, Invesmart, Inc., Baytree Bancorp., Inc., Baytree National Bank and Trust Co. and LED Medical Diagnostics, Inc. Mr. Smith received a Bachelor of Commerce degree from the University of Saskatchewan, his M.B.A. from the University of Western Ontario, and is a Chartered Accountant. He is chair of the Finance Committee and a member of the Audit Committee. Mr. Smith has been a director since 2000.

Directors Continuing in Office:

FREDERICK M. BERNTHAL, 64, is President of Universities Research Association (“URA”), a position he has held since 1994. Located in Washington, D.C., URA is a consortium of 90 leading research universities engaged in the construction and operation of major research facilities. URA is management and operations contractor on behalf of the U.S. Department of Energy for the Fermi National Accelerator Laboratory. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a Bachelor of Science degree in chemistry from Valparaiso University, and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal is chair of the Nuclear Oversight Committee and a member of the Audit and Executive Committees. He has been a director since 1997; his term expires in 2008.

JOHN W. CONWAY, 61, is Chairman of the Board, President and Chief Executive Officer of Crown Holdings, Inc. of Philadelphia, Pennsylvania, a position he has held since February 2001. Prior to that time, he served as President and Chief Operating Officer. Crown is a leading international manufacturer of packaging products for consumer goods. Mr. Conway joined Crown in 1991 as a result of its acquisition of Continental Can International Corporation. Prior to 1991, he served as President of Continental Can and in various other management positions. Mr. Conway is the past-Chairman of the Can Manufacturers Institute. He received his B.A. in Economics from the University of Virginia and his law degree from Columbia Law School. He is a member of the Compensation, Governance and Nominating Committee, as well as the Finance Committee. He has been a director since 2000; his term expires in 2009.

E. ALLEN DEAVER, 71, retired in 1998 as Executive Vice President and a director of Armstrong World Industries, Inc., of Lancaster, Pennsylvania. He is a director of the Geisinger Health System. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering. Mr. Deaver is chair of the Compensation, Governance and Nominating Committee and a member of the Executive, Finance and Nuclear Oversight Committees. He also serves as the lead director and presiding director who chairs executive sessions of the independent directors. He has been a director since 1991; his term expires in 2009.

LOUISE K. GOESER, 53, is President and Chief Executive Officer of Ford of Mexico, a position she has held since January 2005. Ford of Mexico manufactures cars, trucks and related parts and accessories. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. In that position, she was responsible for ensuring superior quality in the design, manufacture, sale and service of all Ford cars, trucks and components worldwide. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation, and served in various leadership positions with Westinghouse Electric Corporation. Ms. Goeser received a bachelor’s degree in mathematics from Pennsylvania State University and a master’s degree in business administration from the University of Pittsburgh. She is a member of the Compensation, Governance and Nominating Committee and has been a director since 2003; her term expires in 2008.

JAMES H. MILLER, 58, is Chairman, President and Chief Executive Officer of PPL Corporation. Prior to his current appointment in October 2006, Mr. Miller was named President in August 2005; Chief Operating Officer in September 2004, a position he held until the end of June 2006; Executive Vice President in January 2004; and also served as President of PPL Generation, LLC, a PPL Corporation subsidiary that operates power plants in the United States. He also serves as a director of PPL Electric Utilities Corporation and as a manager of PPL Energy Supply, LLC. Mr. Miller earned a bachelor’s degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995, and prior to that time as President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and in various engineering and management positions at the former Delmarva Power and Light Co. He is chair of the Executive Committee and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Miller has been a director since August 2005; his term expires in 2009.

SUSAN M. STALNECKER, 54, is Vice President and Treasurer of E. I. du Pont de Nemours and Company, of Wilmington, Delaware. Before being named to her current position in September 2006, she served as Vice President, Risk Management since June 2005, Vice President—Government and Consumer Markets, DuPont Safety & Protection since January 2003, and as Vice President—Finance and Treasurer since 1998. DuPont delivers science-based solutions for markets that make a difference in people’s lives in food and nutrition; healthcare; apparel; home and construction; electronics; and transportation. Ms. Stalnecker serves on the board of Duke University. Ms. Stalnecker received a bachelor’s degree from Duke University and her M.B.A. from the Wharton School of Graduate Business at the University of Pennsylvania. She is a member of the Audit and Finance Committees. She has been a director since December 2001; her term expires in 2009.

KEITH H. WILLIAMSON, 54, is Senior Vice President, Secretary and General Counsel of Centene Corporation, a position he has held since November 2006. Centene Corporation is located in St. Louis, Missouri and is a multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income and the State Children’s Health Insurance Program. He previously served as President of the Capital Services Division of Pitney Bowes Inc., a position he held since 1999. Pitney Bowes is a global provider of integrated mail, messaging and document management solutions headquartered in Stamford, Connecticut. Mr. Williamson joined Pitney Bowes in 1988 and held a series of positions in the company’s tax, finance and legal operations, including oversight of the treasury function and rating agency activity. Mr. Williamson earned a B.A. from Brown University, a J.D. and M.B.A. from Harvard University and an LL.M. in taxation from New York University Law School. He is a member of the Finance Committee and has been a director since September 2005; his term expires in 2008.

GOVERNANCE OF THE COMPANY

Board of Directors

Attendance. The Board of Directors met six times during 2006. Each director attended at least 75% of the meetings held by the Board and the committees on which they served during the year, except for Ms. Goeser who attended 73% of the meetings. Due to two unavoidable instances when

Ms. Goeser was required to be at her job as the chief executive officer of her company in Mexico, she was unable to attend a board meeting and a committee meeting held over a two-day period, and another board meeting held in a subsequent month. The average attendance of directors at Board and Committee meetings held during 2006 was 96%. Directors are expected to attend all meetings of the Board, the Committees on which they serve and shareowners. All of our directors attended the 2006 Annual Meeting of Shareowners.

Independence of Directors. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements of the NYSE listing standards. In addition to applying these guidelines, which are summarized below and are available in the Corporate Governance section of our Web site (www.pplweb.com/about/corporate+governance.htm), the Board considers all relevant facts and circumstances in making an independence determination. At its January 2007 meeting, the Board determined that the following nine directors (constituting all of PPL’s non-employee directors) are independent from the company and management pursuant to its independence guidelines: Drs. Bernthal and Heydt, Messrs. Conway, Deaver, Rogerson, Smith and Williamson, and Mss. Goeser and Stalnecker.

In reaching this conclusion, the Board considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries. From time to time, our subsidiaries have transacted business in the ordinary course with companies with which several of our directors are or were affiliated. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated the following relationships:

•	Each of Ms. Goeser, Ms. Stalnecker and Mr. Williamson were officers at companies with which PPL has engaged in ordinary course of business transactions. The Board reviewed all transactions with each of these companies and determined that the annual amount of sales to PPL, as well as purchases by these companies from PPL in each fiscal year, was significantly below one percent of the consolidated gross revenues of PPL and each of these companies. As part of its determination, the Board also considered that most of the transactions were competitively bid.

•	Mr. Conway is an executive officer of a company, which, through a Bolivian affiliate, has purchased electricity from a PPL affiliate in Bolivia that is a public utility. The Board determined that the amount of purchases in each fiscal year was significantly below one percent of the consolidated gross revenues of each such company and PPL and that the rates or charges were fixed in conformity with governmental authority.

The Board determined that all of these relationships were immaterial. Under the categorical standard of independence that the Board adopted for the company, business transactions between the company (and its subsidiaries) and a director’s employer or the employer of the director’s “immediate family member,” as defined by the rules of the NYSE, not involving more than 2% of the employer’s consolidated gross revenues in any fiscal year, will not impair the director’s independence. All of the transactions considered were significantly below 1% of any of the companies involved.

Also, pursuant to NYSE standards, a director is not independent from the company and management if, within the last three years, the director or an immediate family member of the director:

•	is or has been an employee of the company (and its subsidiaries), in the case of the director, or is or has been an executive officer of the company (and its subsidiaries), in the case of an immediate family member of the director;

•	has received more than $100,000 in direct compensation from the company (and its subsidiaries) during any 12-month period (excluding director or committee fees);

•	is or was a partner or employee of any of the auditors of the company, subject to certain exceptions;

•	is or was employed as an executive officer of another company where any of the company’s present executive officers at the same time serves or served on the other company’s compensation committee; or

•	is a current employee, in the case of the director, or is a current executive officer, in the case of an immediate family member, of a company that has made payments to, or received payments from, the company for property or services in an amount which exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

In addition to the independence requirements set forth above, the Board evaluates additional independence requirements under applicable Securities and Exchange Commission, or SEC, rules for directors who are members of the audit committee. If a director is considered independent pursuant to the standards set forth above, the director also will be deemed to be independent for purposes of being a member of our Audit Committee if:

•	the director does not directly or indirectly, including through certain family members, receive any consulting, advisory or other compensatory fee from the company (and its subsidiaries) except in such person’s capacity as a director or committee member; and

•	the director is not an “affiliated person” of the company (or any of its subsidiaries), meaning that the director does not directly or indirectly (through one or more intermediaries) control, is not controlled by or is not under common control with the company (and its subsidiaries), all within the meaning of applicable securities laws.

Executive Sessions; Presiding and Lead Director. The independent directors meet in regular executive sessions during each Board meeting without management present. The Board has designated Mr. Deaver as the presiding director to chair these executive sessions. Mr. Deaver also serves as the “lead” director of the Board.

Guidelines for Corporate Governance. You can find the full text of our Guidelines for Corporate Governance in the Corporate Governance section of our Web site (www.pplweb.com/about/corporate+governance.htm). The Guidelines are available in print, without charge, to any shareowner who requests a copy.

Communications with the Board. Shareowners or other parties interested in communicating with the presiding director, with the Board or with the independent directors as a group may write to the following address:

The Presiding Director or the Board of Directors
c/o Corporate Secretary’s Office
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

The Secretary of the company forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be brought immediately to the attention of the company’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics. We maintain our Standards of Conduct and Integrity, which are applicable to all Board members and employees of the company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the company. You can find the full text of the Standards in the Corporate Governance section of our Web site (www.pplweb.com/about/corporate+governance.htm). The Standards are also available in print, without charge, to any shareowner who requests a copy.

Board Committees

The Board of Directors has five standing committees:

•	the Executive Committee;

•	the Compensation, Governance and Nominating Committee;

•	the Finance Committee;

•	the Nuclear Oversight Committee; and

•	the Audit Committee.

Each non-employee director usually serves on one or more of these committees. All of our committees, with the exception of the Executive Committee, are composed entirely of independent directors. The charters of all of the committees are available in the Corporate Governance section of the company’s Web site (www.pplweb.com/about/corporate+governance.htm), and are available in print, without charge, to any shareowner who requests a copy.

Executive Committee. During periods between Board meetings, the Executive Committee may exercise all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee met six times in 2006. The members of the Executive Committee are Mr. Miller (chair), Drs. Bernthal and Heydt and Mr. Deaver.

Compensation, Governance and Nominating Committee. The principal functions of the Compensation, Governance and Nominating Committee, or CGNC, are:

•	to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the company and its subsidiaries, and to set their remuneration, including incentive awards;

•	to review management’s succession planning;

•	to identify and recommend to the Board of Directors candidates for election to the Board;

•	to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and

•	to establish and administer programs for evaluating the performance of Board members.

Another principal committee function is to develop and recommend to the Board corporate governance guidelines for the company. All of the members of the CGNC are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the company’s standards of independence described above under the heading of “Independence of Directors.” In addition, each member of the CGNC is a “Non-Employee” director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and is an “outside” director as defined in Section 162(m) of the Internal Revenue Code. This committee met five times in 2006. The members of the CGNC are Mr. Deaver (chair), Mr. Conway, Ms. Goeser and Dr. Heydt.

Compensation Processes and Procedures

Decisions regarding the compensation of our executive officers are made by the CGNC. Specifically, the CGNC has strategic and administrative responsibility for a broad range of issues, including ensuring that we compensate executive officers effectively and in a manner consistent with our stated compensation strategy. The CGNC also oversees the administration of executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs, and certain employee benefits. Our Board of Directors appoints each member of the CGNC and has determined that each is an independent director.

The CGNC periodically reviews executive officer compensation to ensure that compensation is consistent with our compensation philosophies, company and personal performance, changes in market practices, and changes in an individual’s responsibilities. At the CGNC’s first regular in-person meeting each year, which it holds in January, the CGNC reviews the performance of executive officers and makes awards for the just-completed fiscal year.

To assist in its efforts to meet the objectives outlined above, the CGNC has retained Towers Perrin, a nationally known executive compensation and benefits consulting firm, to advise it on a regular basis on executive compensation and benefit programs. Towers Perrin provides additional information to the CGNC so that it can determine whether the company’s executive compensation programs are reasonable and consistent with competitive practices. Representatives of Towers Perrin regularly participate in CGNC meetings and provide advice as to compensation trends and best practices, plan design and peer group comparisons.

Annually, the CGNC requests Towers Perrin to develop an analysis of current competitive compensation practices and levels. This analysis begins with a general review at the committee’s July meeting and continues with a detailed analysis of competitive pay levels and practices at its year-end meeting. The CGNC uses this analysis when it assesses performance and considers salary levels and incentive awards at its January meeting following the performance year.

Senior management develops the business plan and recommends to the CGNC the related goals for the annual cash incentive program and the strategic goals for the long-term incentive program for the upcoming year, based on industry and market conditions and other factors. All of the incentive and strategic goals are reviewed and approved by the CGNC.

The CGNC has the authority to review and approve annually the compensation structure, including goals and objectives, of the chief executive officer, or CEO, and other executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, including all of the executive officers named in this Proxy Statement. The CEO reviews with the CGNC his evaluation of the performance and leadership of the executive officers who report directly to him and, with input from the Chief Operating Officer, evaluates the presidents of the major business lines who report to the Chief Operating Officer. The CGNC approves the annual compensation, including salary, incentive compensation and other remuneration of such executive officers.

The CGNC manages a process for the Board of Directors to evaluate our CEO. Each director, other than the CEO, completes an evaluation of the CEO and submits the evaluation to the Chair of the CGNC, who is also the lead director. The evaluation is presented to the outside directors of the Board and discussed at the January meeting. A summary evaluation is compiled by the Chair of the CGNC, who then discusses the evaluation with the CEO. The CGNC determines the CEO’s salary and incentive awards at its January meeting, based on the Board’s evaluation.

The Board of Directors, with recommendations from the CGNC, determines the amount and form of director compensation. Towers Perrin also assists the CGNC with this determination.

Director Nomination Process

The CGNC establishes guidelines for new directors and evaluates director candidates. In considering candidates, the CGNC seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience. The company believes that prior business experience is valuable, and it seeks to have certain prior experience on the Board, such as financial, operating and nuclear.

In addition, the CGNC seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the company’s operations and interests. Finally, the CGNC seeks individuals who are capable of devoting the required amount of time to serve effectively, including preparation time and attendance at Board, committee and shareowner meetings.

Nominations for the election of directors may be made by the Board of Directors, the CGNC or any shareowner entitled to vote in the election of directors generally. The CGNC screens all candidates in the same manner regardless of the source of the recommendation. The CGNC’s review is typically based on any written materials provided with respect to the candidate. The CGNC determines whether the candidate meets the company’s general qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

If the CGNC or management identifies a need to add a new Board member to fulfill a special need or to fill a vacancy, the CGNC usually retains a third-party search firm to identify a candidate or candidates. The CGNC seeks prospective nominees through personal referrals, independent inquiries by directors and search firms. Once the CGNC has identified a prospective nominee, it generally requests the third-party search firm to gather additional information about the prospective nominee’s background and experience. The CEO and at least one member of the CGNC then interview the prospective candidates in person. After completing the interview and evaluation process, which includes evaluating the prospective nominee against the standards and qualifications set out in the company’s Guidelines for Corporate Governance, the CGNC makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board then votes on whether to approve the nominees after considering the recommendation and report of the CGNC.

Shareowners interested in recommending nominees for directors should submit their recommendations in writing to:

Secretary
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

In order to be considered, we must receive nominations by shareowners at least 75 days prior to the 2008 Annual Meeting. The nominations must also contain the information required by our Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee. The exact procedures for making nominations are included in our Bylaws, which can be found at the Corporate Governance section of our Web site (www.pplweb.com/about/corporate+governance.htm).

Compensation Committee Interlocks and Insider Participation. None of the members of the CGNC during 2006 or as of the date of this Proxy Statement is or has been an officer or employee of the company, and no executive officer of the company served on the compensation committee or board of any company that employed any member of the CGNC or the company’s Board of Directors.

Finance Committee. The principal functions of the Finance Committee are:

•	to review and approve annually the business plan for the company;

•	to approve specific company financings and corporate financial policies;

•	to authorize certain capital expenditures;

•	to authorize acquisitions and dispositions in excess of $25 million; and

•	to review, approve and monitor the policies and practices of the company and its subsidiaries in managing financial risk.

All of the members of this committee are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading

‘‘Independence of Directors.” The Finance Committee met three times in 2006. The members of the Finance Committee are Mr. Smith (chair), Messrs. Conway, Deaver, Williamson and Ms. Stalnecker.

Nuclear Oversight Committee. The principal functions of the Nuclear Oversight Committee are:

•	to assist the Board of Directors in the fulfillment of its responsibilities for oversight of the company’s nuclear function;

•	to advise company management on nuclear matters; and

•	to provide advice and recommendations to the Board of Directors concerning the future direction of the company and management performance related to the nuclear function.

All of the members of this committee are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.” The Nuclear Oversight Committee met three times in 2006. The members of the Nuclear Oversight Committee are Dr. Bernthal (chair), Messrs. Deaver, Rogerson and Dr. Heydt.

Audit Committee. The primary function of the Audit Committee is to assist the company’s Board of Directors in the oversight of:

•	the integrity of the financial statements of the company and its subsidiaries;

•	the company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the company’s independent auditor and internal audit function.

The Charter of the Audit Committee, which specifies the Audit Committee’s responsibilities, is available on our Web site (www.pplweb.com/about/corporate+governance.htm). The Audit Committee met nine times during 2006. The members of the Audit Committee are not employees of the company, and the Board of Directors has determined that each of its Audit Committee members has met the independence and expertise requirements of the NYSE, the SEC and the company’s independence standards described above under the heading “Independence of Directors.” The members of the Audit Committee are Dr. Heydt (chair), Dr. Bernthal, Mr. Smith and Ms. Stalnecker. Our Board of Directors has determined that Mr. Smith is an audit committee financial expert for purposes of the rules and regulations of the SEC.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the company’s financial statements. Company management is responsible for the preparation and integrity of the company’s financial statements, the financial reporting process and the associated system of internal controls. Ernst & Young LLP, the company’s independent auditor, is responsible for auditing the company’s annual financial statements, expressing an opinion as to whether the financial statements present fairly, in all material respects, the company’s financial position and results of operations in conformity with generally accepted accounting principles, and expressing opinions as to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor.

The independent auditor is ultimately accountable to the Audit Committee, which has the sole authority to select, evaluate and replace the independent auditor and to approve all audit engagement fees and terms. The Audit Committee has a policy to solicit competitive proposals for audit services from independent accounting firms at least once every seven years. The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as it may be modified or supplemented, including the appropriateness and application of accounting principles.

The Audit Committee has received the written disclosures and the letter from its independent auditor pursuant to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as it may be modified or supplemented, and has had discussions with Ernst & Young LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such independent auditor.

In the performance of its responsibilities, the Audit Committee met periodically with the internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

The Audit Committee has reviewed and discussed management’s assessment of internal controls relating to the adequacy and effectiveness of financial reporting. The Audit Committee has also discussed with company management, the internal auditor and the independent auditor the process utilized in connection with the certifications of the company’s principal executive officer and principal financial officer under the Sarbanes-Oxley Act of 2002 and related SEC rules for the company’s annual and quarterly filings with the SEC.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee has a Committee Charter that specifies its responsibilities. The Committee Charter, which has been approved by the Board of Directors, is available on the company’s Web site (www.pplweb.com/about/corporate+governance.htm). The Audit Committee’s procedures and practices comply with the requirements of the SEC and the NYSE applicable to corporate audit committees.

The Audit Committee

Stuart Heydt, Chair
Frederick M. Bernthal
W. Keith Smith
Susan M. Stalnecker

Compensation of Directors

Annual Retainer. Directors who are company employees do not receive any separate compensation for service on the Board of Directors or committees of the Board of Directors. During 2006, directors who are not employees of PPL received an annual retainer of $95,000, of which a minimum of $60,000 was mandatorily allocated to a deferred stock account under the Directors Deferred Compensation Plan. Effective January 1, 2007, the annual retainer increased to $105,000, of which $65,000 is mandatorily allocated to a deferred stock account. The cash portion of the annual retainer is paid in monthly installments to each director, unless voluntarily deferred to their stock account or to their deferred cash account (as discussed below), and the stock portion is allocated in monthly installments to each director’s deferred stock account. Each deferred stock unit is equal in value to a share of PPL common stock, is fully vested upon grant, but does not have voting rights. Deferred stock units accumulate quarterly dividend-equivalent payments, which are reinvested in additional deferred stock units.

Committee Retainers. During 2006, each committee chair received an annual cash retainer of $6,000, which was paid in monthly installments. Effective January 1, 2007, the annual retainer for the Audit Committee Chair was increased to $11,000.

Presiding Director Retainer. The presiding director receives an annual cash retainer of $30,000, which is paid in monthly installments.

One-time Grant of Restricted Stock Units. Each non-employee director who was on the Board on January 1, 2004 received a one-time additional retainer fee, equal to 7,000 deferred restricted stock units (which reflects the 2-for-1 common stock split completed in August 2005), which was mandatorily allocated to such director’s deferred stock account under the Directors Deferred Compensation Plan. Any new director joining the Board of Directors after that time also receives this one-time additional retainer fee of deferred stock units. These deferred stock units have a 5-year restriction period and are subject to forfeiture if the director leaves the Board of Directors before the end of the 5-year restriction period.

Other Fees. Each non-employee director also receives a fee of $1,500 for attending each Board of Directors meeting, committee meeting and other meetings at the company’s request, and a fee of $200 for participating in meetings held by telephone conference call. PPL also reimburses each director for usual and customary travel expenses.

Directors Deferred Compensation Plan. Pursuant to the Directors Deferred Compensation Plan, or DDCP, non-employee directors may elect to defer all or any part of the fees and any retainer that is not part of the mandatory stock unit deferrals. Under this plan, directors can defer compensation other than the mandatory deferrals into a deferred cash account or deferred stock account. The deferred cash account earns a return as if the funds had been invested in the Stable Value Fund of PPL’s 401(k) plans, which is managed by Fidelity Investments. For 2006, the total rate of return for this fund was 4.5%. Payment of the amounts allocated to the deferred cash account and accrued earnings, together with the deferred stock units and accrued dividend equivalents, is deferred until after the directors’ retirement from the Board of Directors, at which time they receive the deferred cash and stock in one or more annual installments for a period of up to ten years as previously elected by the director.

The following table summarizes all compensation earned during 2006 by our directors who are not employees.

2006 DIRECTOR COMPENSATION

	Fees Earned
	or Paid		Stock
	in Cash		Awards
				SFAS 123(R)
				Amortizations
				and
				Incremental
				Market
		Deferred into	Grant Date	Adjustments to
	Paid in	Restricted	Fair Value of	Deferred Stock	All Other
Name of Director	Cash(1)	Stock Units(2)	2006 Awards(3)	Account(4)	Compensation(5)	Total
			$60,000	$331,650

Frederick M. Bernthal	$0	$62,700	$391,650		$326	$454,676
			60,000	205,848
John W. Conway	0	55,100	265,848		326	321,274
			60,000	337,916
E. Allen Deaver	99,800	0	397,916		326	498,042
			60,000	77,081
Louise K. Goeser	46,300	0	137,081		326	183,707
			60,000	333,814
Stuart Heydt	69,300	0	393,814		326	463,440
			60,000	55,815
Craig A. Rogerson	51,500	0	115,815		326	167,641
			60,000	222,754
W. Keith Smith	0	62,100	282,754		326	345,180
			60,000	101,278
Susan M. Stalnecker	52,500	0	161,278		326	214,104
			60,000	55,815
Keith H. Williamson	50,800	0	115,815		326	166,941

(1)	This column reports the amount of retainers and fees paid in cash in 2006 for Board and committee service by each director, including a $30,000 annual cash retainer for Mr. Deaver for serving as presiding director. Mr. Deaver and Ms. Stalnecker deferred $69,800 and $52,500, respectively, of cash fees into their deferred cash account under PPL’s Directors Deferred Compensation Plan, or DDCP, and these amounts are included in this column for each such director.

(2)	This column reports the dollar amount of retainers and fees deferred into restricted stock accounts under the DDCP. Dr. Bernthal and Messrs. Conway and Smith deferred all of their cash retainers and fees into their deferred stock accounts under the DDCP.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes for the fair value of mandatorily deferred stock units granted during 2006. The fair value for the deferred stock units is initially calculated using the mean of the high and low sale prices of PPL stock on the date of grant.

(4)	This column includes the expense recognized by PPL for the incremental increase in value during 2006 of all the stock allocated to each director’s stock account, whether allocated prior to or during 2006, as well as the expense recognized by PPL in 2006 for a previous one-time additional retainer fee of 7,000 deferred stock units having a 5-year restriction period. As required by SFAS 123(R) (see description at the end of “CD&A—Tax and Accounting Considerations—SFAS 123(R)” at page 40), the deferred stock units are evaluated at the end of each quarterly reporting period and adjusted to reflect the then-current closing stock price at the end of the quarter. This fair value calculation for the incremental market change is made for the total amount of deferred stock in each director’s stock account as of the end of each quarterly reporting period and not just the stock allocated during 2006. The company’s stock increased in value from a closing price of $29.40 at the end of 2005 to $35.84 at the end of 2006. The differences in the amounts shown among Board members largely reflect individual length of service and the amount of fees deferred into the respective deferred stock accounts. The values in this column merely reflect the incremental market adjustments made during 2006 for each director’s deferred stock account to reflect then-current market prices. No additional deferred stock units were allocated to any director’s account as a result of the quarterly market adjustment.

As of December 31, 2006, all deferred stock units held in each director’s deferred stock account were vested, with the exception of the one-time restricted stock unit award of 7,000 units held by each director.

The following table reflects the aggregate number of restricted stock units held by each director as of December 31, 2006.

Number of
Restricted Stock Units
Held as of
Director	December 31, 2006

F. M. Bernthal	56,629
J. W. Conway	36,807
E. A. Deaver	56,728
L. K. Goeser	15,821
S. Heydt	56,084
C. A. Rogerson	9,796
W. K. Smith	39,554
S. M. Stalnecker	19,616
K. H. Williamson	9,796

(5)	This column shows the dollar value of life insurance premiums paid by the company during 2006 for a death benefit of $190,000 for each director, which is equal to twice the amount of the annual retainer fee.

The 2006 Director Compensation Table provided above reflects the 2006 total expense recorded by your company for each director under applicable accounting rules. The following table illustrates the actual fees earned by each director during 2006, including the annual retainer (both cash and cash equivalent of deferred stock portion), annual committee retainers, the presiding director annual cash retainer and meeting fees for in-person and telephonic meetings.

2006 DIRECTOR FEES

			Committee	Presiding
	Annual	Annual	Chair	Director		Committee
	Retainer	Retainer	Annual	Annual	Board	Meeting		Total
	Fee	Fee	Cash	Cash	Meeting	Fees	Conference	2006
Director Name	(cash)	(stock)	Retainer	Retainer	Fees	(all)	Call Fees	Fees
F. M. Bernthal	$35,000	$60,000	$6,000	$—	$9,000	$10,500	$2,200	$122,700
J. W. Conway	35,000	60,000	—	—	9,000	10,500	600	115,100
E. A. Deaver	35,000	60,000	6,000	30,000	9,000	18,000	1,800	159,800
L. K. Goeser	35,000	60,000	—	—	6,000	4,500	800	106,300
S. Heydt	35,000	60,000	6,000	—	9,000	16,500	2,800	129,300
C. A. Rogerson	35,000	60,000	—	—	9,000	7,500	—	111,500
W. K. Smith	35,000	60,000	6,000	—	9,000	10,500	1,600	122,100
S. M. Stalnecker	35,000	60,000	—	—	7,500	9,000	1,000	112,500
K. H. Williamson	35,000	60,000	—	—	9,000	6,000	800	110,800

STOCK OWNERSHIP

All directors and executive officers as a group hold less than 1% of PPL’s common stock. The table below shows the number of shares of our common stock beneficially owned as of March 12, 2007 by each of our directors and each named executive officer for whom compensation is disclosed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also includes information about stock options, stock units, restricted stock, restricted stock units and stock units credited to the accounts of our directors under the Directors Deferred Compensation Plan, or DDCP.

	Shares of
	Common Stock
Name	Owned(1)

F. M. Bernthal	57,653	(2)
J. R. Biggar	490,074	(3)
P. T. Champagne	269,726	(4)
J. W. Conway	40,169	(5)
E. A. Deaver	61,098	(6)(7)
L. K. Goeser	16,234	(8)
R. J. Grey	281,838	(9)
W. F. Hecht	1,528,868	(10)
S. Heydt	56,802	(7)(11)
J. H. Miller	569,090	(12)
C. A. Rogerson	10,163	(13)
B. L. Shriver	219,570	(14)
W. K. Smith	44,449	(15)
S. M. Stalnecker	20,327	(16)
K. H. Williamson	10,163	(17)
All 20 executive officers and directors as a group	2,695,828	(18)

(1)	The number of shares owned includes: (a) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (b) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual’s account; (c) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; and (d) with respect to executive officers, shares held for their benefit by the Trustee under PPL’s Employee Stock Ownership Plan, or ESOP.

(2)	Consists of 57,653 shares credited to Mr. Bernthal’s deferred stock account under the DDCP.

(3)	Includes 89,340 restricted stock units and 268,533 shares that may be acquired within 60 days upon the exercise of stock options granted under the company’s Incentive Compensation Plan, or ICP.

(4)	Includes 60,000 shares of restricted stock, 33,670 restricted stock units and 123,123 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(5)	Includes 37,648 shares credited to Mr. Conway’s deferred stock account under the DDCP.

(6)	Includes 52,940 shares credited to Mr. Deaver’s deferred stock account under the DDCP.

(7)	Includes additional deferred stock credited to their accounts in connection with the termination of the Directors Retirement Plan in 1996, as follows: Mr. Deaver—4,511 shares and Dr. Heydt—3,363 shares.

(8)	Includes 16,234 shares credited to Ms. Goeser’s deferred stock account under the DDCP.

(9)	Includes 45,210 restricted stock units and 211,017 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(10)	Includes 222,560 restricted stock units and 1,161,700 shares that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(11)	Includes 53,439 shares credited to Mr. Heydt’s deferred stock account under the DDCP.

(12)	Includes 60,000 shares of restricted stock, 102,260 restricted stock units and 385,841 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(13)	Includes 10,163 shares credited to Mr. Rogerson’s deferred stock account under the DDCP.

(14)	Includes 52,500 shares of restricted stock, 59,990 restricted stock units and 88,257 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(15)	Includes 40,449 shares credited to Mr. Smith’s deferred stock account under the DDCP.

(16)	Includes 20,058 shares credited to Ms. Stalnecker’s deferred stock account under the DDCP.

(17)	Includes 10,163 shares credited to Mr. Wiliamson’s deferred stock account under the DDCP.

(18)	Includes 252,500 shares of restricted stock, 519,105 restricted stock units, 1,306,429 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP, 7,874 additional shares credited to directors’ accounts in connection with the termination of a retirement plan, and 298,747 shares credited to the directors’ deferred stock accounts under the DDCP. Does not include Mr. Hecht’s shares since he retired prior to March 12, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, our directors and executives met all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 2006, except that we made a late Form 4 (Statement of Changes in Beneficial Ownership) filing on behalf of each of Paul A. Farr and Clarence J. Hopf, Jr. As previously disclosed, on January 26, 2006, the CGNC authorized grants to our executive officers, including Messrs. Farr and Hopf, of long-term incentive equity awards pursuant to our Incentive Compensation Plan. On the same day, the CGNC approved (1) an amendment to Mr. Farr’s existing retention agreement that increased the grant of restricted stock for Mr. Farr from 24,600 to 40,000 shares and (2) a new retention agreement for Mr. Hopf pursuant to which he was granted 40,000 shares of restricted stock. We made timely Form 4 filings on January 30, 2006 on behalf of each of Mr. Farr and Hopf to report their incentive awards pursuant to our Incentive Compensation Plan. However, these Forms 4 mistakenly did not report the grants of restricted stock made under the retention agreements for Messrs. Farr and Hopf. We consequently filed amended Forms 4 on February 2, 2006 on behalf of each of Mr. Farr and Hopf to report these additional grants.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors adopted a written related-person transaction policy in January 2007 to recognize the process the Board will use in identifying potential conflicts of interest arising out of financial transactions, arrangements or relations between PPL and any related persons. This policy applies to any transaction or series of transactions in which PPL Corporation or a subsidiary is a participant, the amount exceeds $120,000 and a “related person” has a direct or indirect material interest. A related person includes not only the company’s directors and executive officers, but others related to them by certain family relationships, as well as shareowners who own more than 5% of any class of PPL Corporation’s voting securities.

Under the policy, each related-person transaction must be reviewed and approved or ratified by the disinterested independent members of the Board, other than any employment relationship or transaction involving an executive officer and any related compensation, which must be approved by the CGNC. We collect information about potential related-person transactions in annual questionnaires completed by directors and executive officers. We also review any payments made by the company or its subsidiaries to each director and executive officer and their immediate family members, and to or from those companies that either employ a director or an immediate family member of any director or executive officer. The company’s Office of General Counsel determines whether a transaction requires review by the Board or the CGNC. Transactions that fall within the definition of the policy are reported to the Board or the CGNC. The disinterested independent members of the Board, or the CGNC, as applicable, reviews and considers the relevant facts and circumstances and determines whether to approve, deny or ratify the related-person transaction. Since January 1, 2006, except for compensation for executive officers that has been approved by the CGNC, there have been no related-person transactions that were required either to be approved under the policy or reported under the SEC related-person transaction rules.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation, Governance and Nominating Committee has reviewed the following Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the committee recommended that the Compensation Discussion and Analysis be incorporated by reference into the company’s Annual Report on Form 10-K for 2006 and included in this Proxy Statement.

Compensation, Governance and Nominating Committee

E. Allen Deaver, Chair
John W. Conway
Louise K. Goeser
Stuart Heydt

Compensation Discussion and Analysis (“CD&A”)

Objectives of PPL’s Executive Compensation Program

PPL’s executive compensation program is designed to recruit, retain and motivate executive leadership and align compensation with the company’s performance. Since executive officer performance has the potential to affect the company’s profitability, the key elements of our executive compensation program seek to achieve the company’s business goals appropriately by encouraging and retaining leadership excellence and expertise, rewarding our executive officers for sustained financial and operating performance, and realizing both short-term and long-term value for our shareowners.

A key component of the program is direct compensation—salary and a combination of annual cash and equity incentive awards—which is intended to provide an appropriate, competitive level of compensation, to reward recent performance results and to motivate long-term contributions to achieving the company’s strategic business objectives. We evaluate the direct compensation program as a whole and intend to deliver a balance of current cash compensation and stock-based compensation. The program also balances a level of fixed compensation paid regularly—salary—with incentive compensation that varies with the performance of the company. The incentive compensation program focuses executive awards on annual and longer-term performance and, for executive officers including the named executive officers in the Summary Compensation Table on page 42, provides the major portion of direct compensation in the form of PPL stock, ensuring that management and shareowner interests are aligned.

Other elements of the total compensation program provide: the ability for executives to accumulate capital, predominately in the form of equity to align executive interests with those of the shareowners; a level of retirement income; and, in the event of special circumstances like termination of employment in connection with a change in control of PPL, special severance protection to help ensure executive retention during the change in control process and to ensure executive focus on serving the company and shareowner interests without the distraction of possible job and income loss.

To ensure appropriate alignment with business strategy and objectives and shareowner interests, the Compensation, Governance and Nominating Committee of the Board of Directors, referred to throughout this section as the CGNC, reviews the executive compensation program and each of its components regularly.

Compensation Elements

Our executive compensation program consists of: (1) direct compensation; (2) indirect compensation; and (3) special compensation.

Direct Compensation

Broadly stated, the direct compensation program is intended to reward:

•	Expertise and experience through competitive salaries;

•	Short-term financial and operational performance through annual cash incentive awards, which are tied to specific, measurable goals;

•	Achievement of annual strategic objectives through performance-based restricted stock and stock unit awards;

•	Long-term financial and operational performance through performance-based restricted stock or stock unit awards; and

•	Stock price growth through awards of stock options.

The direct compensation program includes salary, an annual cash incentive award and long-term incentive awards. Long-term incentive awards are granted in two forms of equity: restricted stock units and stock options.

In general, we offer a competitive direct compensation program that is intended to align with companies of similar size and complexity, which are also the companies with which we compete for talent. The CGNC and the company target direct compensation to be generally at the median of the competitive market. Each year, competitive data are developed by the CGNC’s compensation consultant, Towers Perrin, based on companies of similar size both in the energy services industry and general industry companies other than energy services or financial services companies. In developing this competitive data, Towers Perrin uses its published compensation surveys (typically their current-year Executive Compensation Database and Long-Term Incentive Report (approximately 900 corporate participants), Energy Services Industry Executive Compensation Database (approximately 100 corporate participants), and Benchmark Compensation Survey of Energy Trading and Marketing Positions (approximately 65 corporate participants)). When possible and appropriate, analyses are performed to size-adjust the survey data to achieve a closer correlation with the appropriate scope for the applicable PPL business position. The result of this analysis produces a competitive market reference point we refer to as the “PPL competitive data,” which we believe appropriately reflects the competitive marketplace in which we compete for executive talent.

PPL competitive data are used as a tool for evaluating salary levels as well as to set target incentive levels. For example, salary amounts are determined based on the PPL competitive data provided by the compensation consultant’s analysis for a particular position and the CEO’s and CGNC’s assessment of the individual’s expertise and experience. Total direct compensation in relation to other executives, as well as prior year individual performance and performance of the business lines for which the executive is responsible, are also taken into consideration in determining any adjustment.

In addition to assessing competitive pay levels, Towers Perrin reports to the CGNC each July on recent industry trends and emerging trends they perceive in the energy services industry.

The majority of direct compensation for executive officers consists of incentive compensation that varies with the performance of the company. A portion of incentive compensation is intended to reward annual or “short-term” performance; the rest consists of restricted stock units, which are intended to promote medium-term performance, and stock options, which are intended to promote longer-term stock price growth.

Table 1 below illustrates our allocation of direct compensation for our executive officers for 2006, which is shown as a percentage of total direct compensation. For example, the salary of the chief executive officer, or CEO, represents 20% of total direct compensation. Incentive compensation—annual and long-term—represents 80% of our CEO’s direct pay, with 60% stock-based and linked to long-term financial performance.

TABLE 1

Elements of Compensation as a Percentage of Total Direct Compensation—2006(1)

	Percentage of Total Direct Compensation
	Chief Executive	Chief Financial	Other Executive
Direct Compensation Element	Officer	Officer	Officers(2) (average)
Salary	20%	24.7%	30.8%
Target Annual Cash Incentive Award	20%	16.0%	16.5%
Target Long-term Incentive Awards	60%	59.3%	52.7%

(1)	Percentages based on target award levels as a percentage of total direct compensation. Values of restricted stock unit and stock option awards shown in the tables throughout this Proxy Statement may reflect compensation expense recognized in 2006 for financial reporting purposes rather than fair market values calculated using the number of shares or options actually awarded. See “—Tax and Accounting Considerations—SFAS 123(R)” at the end of this CD&A at page 40 for further details on how equity awards are expensed.

(2)	Includes the positions of Chief Operating Officer; Senior Vice President, General Counsel and Secretary; Senior Vice President-Financial; and five presidents of major business lines.

Base Salary

We set base salaries to reward expertise and experience. Salaries are not “at risk” in the sense that, once established annually based on individual, and where applicable, business line performance and market comparisons, they are paid regularly and are not contingent on attainment of specific goals. We adjust executive salaries based on the expertise and experience of each executive, prior year individual performance and performance of the business lines for which the executive is responsible. Additionally, the critical need for a particular executive’s skill, overall assessment of an executive’s pay in relation to others within the company and level of pay relative to the PPL competitive data are considered in determining an individual’s base salary.

Generally, we seek to align salaries to the median of the market. Salaries are considered paid competitively if they are within 15% of the PPL competitive data, or within the PPL competitive range for a particular position. For example, if the PPL competitive data for the CEO position is $1,000,000, we consider appropriate market compensation for this position as ranging between $850,000 and $1,150,000, or 15% less than and 15% greater than the market reference point of $1,000,000.

Changes in base salary affect annual cash incentive awards and equity incentive awards. Because target incentive award levels are set as a percentage of salary, increases in salary also affect annual cash incentive award and equity incentive award opportunities.

In January of each year, the CGNC reviews base salary levels for all executive officers, including the named executive officers.

At its meeting on January 26, 2006, the CGNC approved base salaries for the named executive officers as follows:

TABLE 2

2006 Salary Adjustments by Position

		PPL Competitive
Name and Position	Prior Salary	Range	2006 Salary	% Change
W. F. Hecht
—Former Chairman and Chief Executive Officer(1)	$1,125,000	$914,000-$1,236,000	$1,225,000	8.9%
J. H. Miller(1)
—President and Chief Operating Officer	750,000	$561,000-$759,000	800,000	6.7%
—Chairman, President and Chief Executive Officer	800,000	$914,000-$1,236,000	945,000	18.1%
J. R. Biggar
—Executive Vice President and Chief Financial Officer	495,000	$438,000-$592,000	520,000	5.1%
P. T. Champagne
—President of PPL Energy Services Group, LLC(2)	400,000	Not benchmarked	400,000	0%
R. J. Grey
—Senior Vice President, General Counsel and Secretary	370,000	$357,000-$483,000	390,000	5.4%
B. L. Shriver
—President of PPL Generation, LLC	370,000	$281,000-$380,000	390,000	5.4%

(1)	Mr. Hecht retired in 2006 and served in this position through September 30, 2006. Mr. Miller served as President and Chief Operating Officer until his election as Chairman, President and CEO as of October 1, 2006. At the time of his election, the CGNC re-evaluated his salary for the new position and increased it as shown.

(2)	In lieu of a salary increase, the CGNC approved a one-time $16,000 lump sum payment for Mr. Champagne.

The CGNC increased Mr. Hecht’s salary to reflect his continuing effective leadership of the company and sustained performance of the company, and in recognition of his achievement in transitioning the CEO role to Mr. Miller, his expected successor at the time, who was promoted to Chairman, President and CEO effective October 1, 2006. Given Mr. Hecht’s experience and performance, the CGNC increased his salary to the high end of the PPL competitive range.

At the time the CGNC considered salary levels in January 2006, Mr. Miller’s position was considered at the level of chief operating officer for market comparison purposes. In light of the PPL competitive data at that time, he was being paid in the upper PPL competitive range. Because the CGNC expected that Mr. Miller would be named as the successor to Mr. Hecht during 2006, the CGNC increased his salary in recognition of his effective performance as COO, as well as in anticipation of his eventual promotion to CEO. The CGNC re-evaluated Mr. Miller’s base salary in September 2006 and increased his salary to the lower end of the PPL competitive range (about 88% of the PPL competitive market reference point).

The salaries of Messrs. Biggar and Grey were in the lower-half of the PPL competitive range. In light of their experience and effective performance, the CGNC approved salary increases to move them further into the PPL competitive range.

Mr. Champagne’s position was not benchmarked in 2006. He served as president of PPL EnergyPlus for the first six months of 2006 and was also responsible for certain smaller business lines. Given Mr. Champagne’s salary level in relation to other business line presidents, no salary increase was approved in 2006. Mr. Champagne received a one-time $16,000 lump-sum payment in lieu of a salary increase in recognition of his contribution during 2005. He was elected President of PPL Energy Services Group, LLC on July 1, 2006. No salary change was approved at that time.

Mr. Shriver, who is responsible for all energy generation (including fossil-fuel, hydro-based and nuclear generation), served in a critical role in light of the company’s strategic emphasis on generation and marketing of energy. Mr. Shriver reported to Mr. Miller, then COO. After consultation with Mr. Hecht, the CGNC agreed to emphasize the critical importance of Mr. Shriver’s role during the transition to a new CEO and new COO, as well as reward recent effective performance, by approving a salary increase and slightly exceeding the PPL competitive range for his position.

Annual Cash Incentive Awards

The annual cash incentive award program is designed to reward annual performance compared to business goals established at the beginning of the year. Unlike salary, where payment is a fixed amount paid regularly, this compensation element is “at-risk” because awards are based on achievement of prescribed business results. Awards may vary from the target award (that is, the result at which payouts would be at 100%) to zero or to the program maximum of 150% of target established for each position.

The CGNC makes annual cash incentive awards to executive officers under PPL’s shareowner-approved Short-Term Incentive Plan. The awards are based on objective corporate financial and operational measures. Specific written performance objectives and business goals are established by management and approved by the CGNC during the first quarter of each calendar year. The CGNC establishes target award levels, set as a percentage of salary for each executive, based on a review of the PPL competitive data and an internal comparison of executive positions.

The CGNC set the following target award levels for the positions listed for the 2006 annual cash incentive awards under the Short-Term Incentive Plan:

TABLE 3

Annual Cash Incentive Targets by Position for 2006*

Targets as %
Position	of Salary
Chief Executive Officer	100%
Chief Operating Officer	75%
Executive Vice President and Chief Financial Officer	65%
Senior Vice Presidents and Presidents of principal operating subsidiaries	50%

*	At its January 2007 meeting, the CGNC approved the following increases to the annual incentive award targets: (1) for the CEO, an increase to 110% from 100%; (2) for the COO, an increase to 85% from 75%; (3) for the CFO, effective April 1, 2007, an increase to 75% from 65%; and (4) for the Senior Vice President, General Counsel and Secretary, and the President of PPL EnergyPlus, LLC, an increase to 65% from 50%.

The corporate financial goal for 2006, which was a fully diluted earnings per share, or “EPS” target described in detail below, represented 60% of the total award for the CEO, CFO and COO and other PPL Corporation executive officers and 40% of the total award for business line presidents. Various measures make up operational goals, including business line net income, marketing and trading gross margin, generation availability, operation and maintenance expense and capital expenditure amounts, safety and environmental performance and other measures critical to the success of the business lines.

The following table summarizes the weightings allocated to financial and operational results, by executive officer position, for determining 2006 annual cash incentive awards:

TABLE 4

Annual Cash Incentive Weightings Applied to Financial and Operational Results(1)

			PPL			PPL Energy
	CEO;	PPL	Electric	PPL	PPL	Services
	COO; CFO;	Generation	Utilities	EnergyPlus	Global	Group
Category	SVPs	President	President	President	President	President(2)
Financial Results	60%	40%	40%	40%	40%	40%
Operational Results
PPL Generation	9%	50%		10%		10%
PPL EnergyPlus	9%	10%	10%	50%		10%
PPL Electric Utilities
PPL Gas Utilities	9%		40%		10%
PPL Global	9%		10%		50%
PPL Energy Services Group	4%					40%

(1)	Annual cash incentive awards for executive officers are based on the financial and operational results for the year and are not further adjusted for individual performance.

(2)	Mr. Champagne was elected president as of July 1, 2006.

At its January 2007 meeting, the CGNC reviewed 2006 performance results to determine whether the named executive officers had met or exceeded pre-established 2006 performance goals. Annual cash incentive awards are determined as summarized below by multiplying the results for financial and operational measures by the weightings in Table 4 above to determine the total performance result for each position. The total performance result is then multiplied by the target award opportunity as detailed in Table 3 above and then multiplied by salary as of December 31, 2006, the end of the performance period.

annual cash incentive award	=	result	×	weights (Table 4)	×	target award % (Table 3)	×	year-end salary (Table 2)

As a result, the CGNC approved the following annual cash incentive awards:

TABLE 5

Annual Cash Incentive Awards for 2006 Performance

	Salary Basis for	Total Goal	2006 Annual Cash
Name and Position	Award	Results	Award
W. F. Hecht (Retired)	$1,225,000	131.3%	$1,302,800	(1)
J. H. Miller	945,000	131.3%	1,005,000	(2)
J. R. Biggar	520,000	131.3%	443,800
P. T. Champagne	400,000	132.4% (3)	264,800
R. J. Grey	390,000	131.3%	256,000
B. L. Shriver	390,000	117.0%	228,200

(1)	Based on 9 months in the position before retirement.

(2)	Based on Chief Operating Officer position for 9 months and on CEO position for 3 months.

(3)	Combined results based on PPL EnergyPlus results for about 6 months and on PPL Energy Services Group results for about 6 months.

The following table provides further detail for the weighting applied to goals established for the CEO and other PPL Corporation executive officers, including Messrs. Miller, Biggar and Grey. For Messrs. Champagne and Shriver, results differ from the weightings in the following table due to the weightings applied to their respective positions detailed in Table 4 above. Also, for Mr. Champagne, results are a blend of the weighting as President of PPL EnergyPlus for the first half of the year while he served in that role and as President of PPL Energy Services Group for the second half of the year while he served in that role.

TABLE 6

Annual Cash Incentive Awards for Corporate-level Executive Officers*
(executive officers other than presidents of major business lines)

	Results	Weight	Attainment

PPL Corporation EPS (60% weight)	140.9%	60%	84.6%
Operational:
PPL Generation (9% weight)
Generation East Fossil/Hydro (50%)	95.4%	4.5%	4.3%
Susquehanna (30%)	97.1%	2.7%	2.6%
Generation West Fossil/Hydro (20%)	79.9%	1.8%	1.4%
PPL EnergyPlus (9% weight)
EnergyPlus Energy Marketing Center	142.5%	9.0%	12.8%
Utility Operations (9% weight)
PPL Electric Utilities (95%)	82.0%	8.5%	7.0%
PPL Gas Utilities (5%)	107.2%	0.5%	0.5%
PPL Global (9% weight)
Global	149.3%	9.0%	13.4%
PPL Energy Services Group (4% weight)
Energy Services (30%)	125.0%	1.2%	1.5%
Synfuels (20%)	101.3%	0.8%	0.8%
Telcom (15%)	142.9%	0.6%	0.9%
PPLSolutions (15%)	94.1%	0.6%	0.6%
Development (20%)	117.9%	0.8%	0.9%

Total Weight & Attainment		100.0%	131.3%

*	Includes performance results for Messrs. Hecht, Miller, Biggar and Grey.

As noted above, the total goal results are based on a blend of corporate, financial and operational results. The financial and operational goals are based on PPL’s business plan. The financial goals are set to meet management’s objectives and financial market expectations, and the operational goals are established to support financial results for both the short and longer term.

Generally, we expect awards, in the aggregate, to range from 90% to 110% of target. Awards may range from zero to 150% of target, although attainment at the maximum award level is not expected. Awards for the positions of the named executive officers over the last five years have ranged from 88.9% to 131.3% of target, with the average award for the corporate executive officers (including the CEO and CFO) 112.9% of target.

Financial Results. Target EPS for the annual cash incentive program was $2.20 per share for 2006, with a 150% payout goal of $2.30 and a 50% payout goal of $2.10. Results below $2.10 would result in a zero payout on this portion of the incentive goal.

The target EPS used for goal purposes is corporate reported earnings, net of specific items excluded at the beginning of the year and approved by the CGNC in March 2006. The excluded items for 2006 were:

•	Any impact from changes in accounting resulting from FASB or SEC determinations that, as of January 31, 2006, were not scheduled to become applicable to current year financial statements, or if the financial statement impact was not determinable based on the issued or proposed guidance.

•	Costs associated with the refinancing of debt or senior equity securities where refinancing results in a positive net present value.

•	Asset impairments related to or resulting from a decision to sell assets or discontinue operations where such sale or discontinued operations results in a positive net present value.

•	Any mark-to-market (MTM) impact on earnings from energy marketing and trading activities. The MTM changes of forward commitments are not reflective of the ultimate profitability of the MTM transactions. The ultimate financial impact of MTM transactions, as well as related transactions that do not receive MTM accounting, are reflected in earnings as contracted products and services are delivered.

•	The outcome of the legal proceedings relating to a PJM billing dispute at the Federal Energy Regulatory Commission. PJM, or PJM Interconnection, L.L.C., is the independent operator of the electric transmission network for the region in which PPL Electric Utilities Corporation provides transmission service.

After adjusting PPL’s reported corporate earnings for the above excluded items, the EPS achieved for purposes of the annual cash incentive program was $2.29 per share, or 140.9% of the target EPS for 2006.

Operational Results. Operating goals are detailed, quantifiable goals set specifically for each unit annually. The operational goals are structured to attain the target EPS for the year, while at the same time promoting near-term activities that benefit the operating assets in future years. Because the target EPS is a challenging goal relative to the previous year’s target, many of the supporting operational goals require difficult-to-reach elements in order to produce operating results that render the target EPS.

Operating goals in 2006 included the following:

•	Safety goals are included in all units (limits on Occupational Safety and Health Administration reportable events and motor vehicle accidents).

•	Gross margin, net income or net operating profit after tax (NOPAT) goals are included in each business line’s goals. Gross margin is a goal for PPL Generation and PPL EnergyPlus. Net income is a goal for the delivery companies—PPL Electric Utilities and PPL Gas Utilities and PPL Global—and our smaller business lines. NOPAT is used by PPL Global. PPL Generation, PPL Electric Utilities and PPL Gas Utilities also have specific operations and maintenance and capital expenditure goals that support their margin or income goals.

•	Energy marketing and trading goals are also included. PPL EnergyPlus has specific goals pertaining to strategy to grow value extracted from our generation assets, to refine a marketing strategy and to hedge and expand margins in years 2007 and beyond.

•	Station generation goals are included for PPL Generation units, including specific equivalent availability, prime time availability and coal plant unplanned outage goals.

•	PPL Generation’s nuclear unit has a specific goal pertaining to its extended power “uprate” project and license renewal capital budget.

•	PPL Energy Services Group’s development unit has goals pertaining to asset growth.

•	Environmental compliance goals are determined for the fossil and hydro generating units. Nuclear Regulatory Commission Performance Indicators and Inspector Findings and Institute of Nuclear Power Operations rating goals are determined for our nuclear unit.

•	Customer service goals are included for the delivery companies—PPL Electric Utilities, PPL Gas Utilities and PPL Global’s subsidiaries—taking the form of customer satisfaction surveys, interruption limits, lost minute limits and non-storm lost minute measures.

•	Community impact goals are included for our fossil and hydro units in the form of a favorable public perception evaluation.

Long-term Incentive Awards (Equity Awards)

We grant long-term incentive awards to align the interests of the executive officers with those of our shareowners. Long-term incentive awards for executive officers are made annually under the shareowner-approved PPL Incentive Compensation Plan.

The long-term incentive program is designed to reward mid- and long-term performance and is composed of three awards:

•	Restricted stock unit awards for sustained financial and operational performance;

•	Restricted stock unit awards for performance on specific, strategic goals; and

•	Stock option awards for stock price growth.

General

We grant restricted stock unit awards based on the achievement of prescribed business results. Restricted stock unit awards provide executives the right to receive an equivalent number of shares of PPL common stock after a restriction or holding period. These grants are therefore “at-risk” because awards may vary from zero to the program maximum of 150% of target. Restricted stock unit awards are also “at-risk” compensation because the awards are denominated in shares of PPL stock and are subject to vesting and potential forfeiture, and the ultimate value realized by the executives is directly related to PPL’s stock price performance.

Restricted stock unit awards made in 2007 for 2006 performance have a three-year restriction period, with restrictions scheduled to lapse in 2010. During the restriction period, each restricted stock unit entitles the executive to receive quarterly payments from the company equal to the quarterly dividends on one share of PPL stock, thereby recognizing both current income generation and stock price appreciation in line with PPL shareowners.

We also grant stock options. Stock options are granted at an exercise price equal to the market value of PPL stock on the grant date and will normally not be exercised by the holder if the stock price does not increase after the grant date. As a result, stock option awards are designed to reward executives for increases in PPL’s stock price.

Stock options granted in 2006 become exercisable over three years—one-third at the end of each year following grant—and are exercisable for ten years from the grant date, subject to earlier expiration following specified periods after termination of employment.

Under the terms of the company’s Incentive Compensation Plan, restricted stock units and unvested stock options are forfeited if the executive voluntarily leaves PPL, and are generally vested if the executive retires from the company prior to the scheduled vesting. However, any stock options granted within 12 months prior to an executive officer’s retirement date will be forfeited. See “Termination Benefits—Long-term Incentive Awards” for a description of conditions of the provisions and expiration dates applicable to awards.

From time to time, as an additional incentive to encourage and reward an executive’s superior performance and service with PPL and to retain key talent, we may also grant additional restricted stock under our company’s Incentive Compensation Plan. No such additional awards were made to the named executive officers in 2006. See “Retention Agreements” on page 56 for previous additional restricted stock awards granted to Messrs. Miller, Champagne and Shriver.

Structure of Awards

In order to balance equity-based incentives with underlying medium and longer-term goals for company performance, we determined that the total value of shares of PPL stock awarded should be divided equally between restricted stock units and stock options for 2006. The restricted stock unit portion of the long-term incentive program is further split, with 50% of the award tied to sustained financial and operational results and 50% of the award tied to strategic goals. Equity awards are intended to balance incentive pay with performance on specific business goals based on the company’s multi-year business plan.

Target award levels for each component of the long-term incentive program seek to balance executive focus on our business goals, to balance the internal compensation levels of executive positions and to reflect the PPL competitive data.

The target award levels for the named executive officers were set as a percentage of salary for 2006 and are provided below:

TABLE 7

Long-term Incentive Award Targets

	Restricted Stock Units		Stock Options
	(Targets as % of Salary)
	Sustained
	Financial and	Strategic
	Operational	Objective	Stock Price
Name and Position	Results	Results	Performance	Total
Chief Executive Officer	75%	75%	150%	300%
Chief Operating Officer	60%	60%	120%	240%
Chief Financial Officer	60%	60%	120%	240%
Senior Vice Presidents and Presidents of principal operating subsidiaries	40%	40%	80%	160%

A restricted stock unit award is made by the CGNC after the end of each year, based on the most recent three-year average results of the annual cash incentive program:

number of units granted	=	target award %	×	salary	×	3-year average result	÷	market price of PPL stock as of award date

This award is designed to reward sustained financial and operational performance.

A second restricted stock unit award is made after the end of each year based on the achievement level of annually determined, objective strategic goals developed by the company and approved by the CGNC:

number of units granted	=	target award %	×	salary	×	goal result	÷	market price of PPL stock as of award date

This award is designed to reward actions that drive achievement of the company’s strategic objectives.

The strategic goals for 2006 included the following:

•	Influence the evolution of federal and state policies:

•	Toward more competitive markets

•	Toward use of prices to send economically efficient capital allocation signals

•	Toward permitting generators greater latitude to bid into energy markets

•	Toward permitting transmission owners greater latitude in selection of an independent system operator or regional transmission operator to operate the transmission owner’s system

•	Away from price caps

•	Away from excessive market power mitigation initiatives

•	Internally structure the company:

•	To position the energy marketing and trading organization to take advantage of opportunities presented by the expiration of the provider of last resort (POLR) contract

•	To develop and retain the management and technical skills and the financial profile necessary to permit continued growth

•	Implement necessary actions to position the company to successfully benefit from the expiration of the current Pennsylvania generation price cap.

A grant of stock options is made each year at each executive’s target award level:

number of options granted	=	target award %	×	salary	÷	option value as of award date

The value of the long-term incentive awards as of the grant date, based on the targets, delivers a level of compensation intended to pay executive officers at a level that compares to the median of the PPL competitive data. The ultimate value of long-term incentive awards to executives is tied to the future value of PPL’s total shareowner return—stock price growth and dividends. To the extent total shareowner value increases, executives may realize values that exceed the values as determined on the grant date. Similarly, should shareowner value deteriorate, executive compensation levels for these awards could fall below the grant values, possibly to zero.

Awards for 2006

At its meeting in January 2007, the CGNC reviewed and certified the performance results for the 2006 cash incentive compensation award. These results impact the long-term incentive program as follows:

•	Restricted stock unit award for sustained financial and operational results: the 2006 annual cash incentive results for executives were averaged with similar results for 2005 and 2004, and formed the basis for the 2007 award. The total results were 120.5%; which represent the average of 2006-(131.3%), 2005-(109.9%) and 2004-(120.4%).

•	Restricted stock unit award for strategic goal attainment: goal attained at 100%.

At its meeting in January 2007, the CGNC approved restricted stock unit awards for 2006 performance, and at its January 2006 meeting approved stock option awards for 2006. These awards are set forth in the table below. The cost of the stock option awards expensed by the company in 2006 is included in the Summary Compensation Table. However, because the restricted stock unit awards for 2006 performance were not expensed by the company until granted in January 2007, any amount expensed will not be included until next year’s Summary Compensation Table. The restricted stock unit awards reflected in this year’s Summary Compensation Table show the expense for the awards made by the company in January 2006 for 2005 performance. Such awards were also included and discussed in last year’s proxy statement. See “—Tax and Accounting Considerations—SFAS 123(R)” at the end of this CD&A at page 40 for further details on how equity awards are expensed.

TABLE 8

Long-Term Incentive Awards for 2006

	Restricted Stock Units		Stock Options
	(Awards in Dollars)
	Sustained
	Financial and	Strategic
	Operational	Objective	Stock Price
Name and Position	Results	Results	Performance
W. F. Hecht (Retired)	$900,685	$747,250	$0
J. H. Miller	728,986	604,800	900,000
J. R. Biggar	376,064	312,000	594,000
P. T. Champagne	192,853	160,000	320,000
R. J. Grey	188,032	156,000	296,000
B. L. Shriver	188,032	156,000	296,000

In addition to the above annual awards, the CGNC granted Mr. Hecht a transition restricted stock unit award of 55,990 restricted stock units in lieu of stock options. The unit grant was determined based on 50% of the total long-term incentive target, or 150% of salary, converted to units as noted above. The restrictions on the stock unit award, unlike other restricted stock unit grants, do not lapse upon retirement; the restrictions lapse one year following retirement. Mr. Hecht did not receive a stock option award, since it was expected he would retire during 2006, and the CGNC views options as a forward-looking incentive to promote stock price growth and not as an effective means of compensating a retiring executive.

Changes to Target Award Levels for 2007

At its January 2007 meeting, the CGNC amended the long-term incentive targets for 2007. In addition, the CGNC decided to rebalance the value of restricted stock units as compared with stock options to 65% restricted stock units and 35% options, from the prior 50%-50% mix. Both decisions were based on changes noted in market practice and, in the case of the mix of long-term awards, on the CGNC’s view that stock options should receive less weight. The revised targets are reflected below:

TABLE 9

Long-term Incentive Award Targets for 2007

	Restricted Stock Units		Stock Options
	(Targets as % of Salary)
	Sustained
	Financial and	Strategic
	Operational	Objective	Stock Price
Name and Position	Results	Results	Performance	Total
Chief Executive Officer	105.625%	105.625%	113.75%	325%
Chief Operating Officer	81.25%	81.25%	87.5%	250%
Chief Financial Officer	71.5%	71.5%	77%	220%
Senior Vice President, General Counsel and Secretary and the President of PPL EnergyPlus	52%	52%	56%	160%
Presidents of other principal operating subsidiaries	47%	47%	50.75%	145%

Perquisites and Other Benefits

Officers of the company, including the named executive officers, are eligible for company-paid financial planning services. These services include financial planning, tax preparation support and a one-time payment for estate documentation preparation. These services are provided in recognition of time constraints on busy executives and their more complex compensation program that requires professional financial and tax planning. We believe that good financial planning by experts reduces the amount of time and attention that executive officers must spend on such issues and maximizes the net financial reward to the employee of compensation received from the company. Such planning also helps ensure that the objectives of our compensation programs are met and not frustrated by unexpected tax or other consequences.

In addition, a security system was maintained on the home of Mr. Hecht. Mr. Hecht assumed responsibility for the security system upon his retirement. Security services are not currently provided for Mr. Miller.

The value of all perquisites is summarized for 2006 in Note 7 to the Summary Compensation Table.

Indirect Compensation

Officers of the company, including the named executive officers, participate in benefit programs offered to all company employees. In addition, officers are eligible for the executive benefit plans described below.

The company’s retirement income benefits are designed to provide a competitive level of income replacement in retirement for career executives. The primary retirement income program for executives consists of two plans—the Supplemental Executive Retirement Plan, or SERP, a nonqualified defined benefit pension plan available for officers of the company, and the PPL Retirement Plan, a tax-qualified, defined benefit pension plan available to employees of the company generally.

We have established a retirement income target for the SERP and PPL Retirement Plan for executives at 55% of pay (defined as five-year average total cash compensation) for a career employee with 30 years of service. Additional details on these plans are provided under “Retirement Benefits.”

The company believes that its SERP benefits are competitive relative to companies with which it competes for talent and are necessary to retain executives and to recruit new executives to join the company.

The primary capital accumulation opportunities for executives are: (1) stock gains under the company’s long-term incentive program and employee stock ownership plan; and (2) voluntary savings opportunities that, for 2006, included savings through the tax-qualified employee savings plan, which is a 401(k) plan (PPL Deferred Savings Plan), and the Officers Deferred Compensation Plan, which is a nonqualified deferred compensation arrangement.

Under the PPL Deferred Savings Plan, the company provides matching cash contributions of 3% of the participating employee’s pay (defined as salary plus annual cash incentive award) up to contribution limits imposed by federal tax rules. Participating employees are vested in the company matching contributions after one year of service. This plan provides a selection of core investment options, including publicly available mutual funds, institutionally managed funds, including the Stable Value Fund managed by Fidelity Investments during 2006, and “lifestyle funds” available from a mutual fund provider (for 2006, the lifestyle funds were Fidelity Investments’ Freedom Funds). The plan investment options also include a brokerage account option that allows participants to select from a broad range of publicly available mutual funds, including those of the plan trustee as well as competitor funds. Participants may request distribution of their accounts at any time following termination of employment.

Our Officers Deferred Compensation Plan permits participants to defer all but $75,000 of their base salary and up to all of their annual cash incentive awards. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more deemed investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan. For additional details on the Officers Deferred Compensation Plan, see “Executive Compensation Tables — Nonqualified Deferred Compensation in 2006” table on page 54. The company did not make any matching contributions under this plan in 2006. Beginning in 2007, matching contributions will be made under this plan on behalf of participating officers to make up for matching contributions that would have been made on behalf of such officers under the PPL Deferred Savings Plan but for the imposition of certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Executive officers who reach the maximum limits in the PPL Deferred Savings Plan are generally eligible for matching contributions under this plan. There is no vesting requirement for the company matching contributions. Retirement benefits and capital accumulation contributions under the Officers Deferred Compensation Plan are not affected by any long-term incentive or equity awards.

The company has a tax-qualified employee stock ownership plan, the PPL Employee Stock Ownership Plan or ESOP, to which the company makes an annual contribution. Historically, the company has contributed a dollar amount to the ESOP that is equal to the tax benefit it receives for a tax deduction on dividends paid on PPL common stock held by the trustee of the ESOP. Contributions are then allocated among the ESOP participants based on the following two measures: (1) the amount of total dividends paid on the participant’s account, and (2) a pro rata amount based on salary up to a median salary amount. The total allocation cannot exceed 5% of a participant’s compensation. The ESOP trustee invests exclusively in the company’s common stock. All named executive officers participate in the ESOP, as well as employees of the company’s major business lines. Shares held for a minimum of 36 months are available for withdrawal, and participants may request distribution of their account at any time following termination of employment. There is no vesting period for contributions made under the ESOP. The participant has the option of receiving the actual shares of common stock or the cash equivalent of such shares.

Special Compensation

In addition to the annual direct and indirect compensation described above, the company provides special compensation in response to specific situations.

Hiring and Retention. As part of the executive recruiting process, the company makes offers of employment to new executive candidates to attract talent to the company and to compensate these candidates for compensation they may lose when terminating employment with their prior employer.

Generally, annual compensation for new executive officers is consistent with that of current executives in similar positions. Incentive awards for the year of hire are generally pro-rated for the period of service during the executive’s initial year of employment and made after the close of the year, when awards are made for other executives. Annual, long-term incentive awards are not typically granted upon hire; however, one-time awards may be made in restricted stock or units to replace value a new executive may be losing from a former employer or as part of a sign-on award to encourage an executive to join the company.

In limited circumstances, generally involving mid-career hires, the company enters into retention agreements with key executives to encourage their long-term employment with the company. These agreements typically involve the grant of restricted stock on which the restrictions lapse upon the attainment of age 60, but may vary on a case-by-case basis. During the term of the restrictions, the executive receives dividends. The intention is to retain key executives for the long-term and to focus the executive’s attention on stock price growth during the retention period.

Individual awards vary based on an executive’s level, company service and the need for retention and/or the market demand for an executive’s talent. The amount of an award is typically a multiple of salary converted to restricted stock as of the grant date. For specific details on retention agreements that are outstanding for named executive officers, see “Retention Agreements” on page 56.

Severance. We have not entered into traditional employment agreements with executives, including the named executive officers. There are no specific agreements pertaining to length of employment that would commit the company to pay an executive for a specific period. All executives are “employees-at-will” whose employment is conditioned on performance and subject to termination by the Company at any time.

We do not maintain a general severance policy for executives. Separation benefits are determined, as needed, on a case-by-case basis. However, as discussed below, there is a structured approach to separation benefits for involuntary (and select voluntary or “good reason” as defined in “Change-in-Control Arrangements” below at page 54) terminations of employment in connection with a change in control of PPL Corporation.

The company has entered into agreements with certain executives, typically in connection with a mid-career hire situation and as part of our offer of employment, in which we have promised a year’s salary in severance pay in the event the executive is terminated by the company for reasons other than cause. Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the company from any liability arising from the employment relationship. Additional details on current arrangements for named executive officers are discussed under “Termination Benefits” below at page 57.

Change-in-Control Protections. The company believes executive officers who are terminated or elect to resign for “good reason” (as defined in “Change-In-Control Arrangements” below at page 54) in connection with a change in control of PPL Corporation should be provided separation benefits. These benefits are intended to ensure that executives focus on serving the company and shareowner interests without the distraction of possible job and income loss.

The major components of the company’s change in control protections are:

•	accelerated vesting of outstanding equity awards in order to protect executives’ equity-based accrued value from an unfriendly acquirer;

•	severance benefits; and

•	trusts to fund promised obligations in order to protect executive compensation from an unfriendly acquirer.

The company’s change-in-control benefits are consistent with the practices of companies with whom PPL competes for talent and assist in retaining executives and recruiting new executives to the company.

Accelerated Vesting of Equity Awards. As of the close of a transaction that results in a change in control of PPL Corporation, all outstanding equity grants awarded as part of the company’s compensation program (excluding restricted stock and restricted stock units issued pursuant to retention agreements) become available to executives. As a result, stock awards granted as part of the long-term incentive program accelerate — in other words restrictions on all outstanding restricted stock units lapse and all unexercisable stock options become exercisable. Stock options granted prior to 2007 are exercisable for 36 months following a qualifying termination of employment in connection with a change in control; options granted in 2007 and after are, after a change in control, exercisable for the remaining term of the stock option.

Severance Benefits. The company has entered into severance agreements with each of the named executive officers that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation, or any prior severance agreement. Additional details on the terms of these severance agreements are described in “Change-in-Control Arrangements” at page 54.

Rabbi Trust. The company has entered into a trust arrangement which currently covers the SERP, the Officers Deferred Compensation Plan and the Directors Deferred Compensation Plan and provides that specified trusts are to be funded when a “change in control” occurs. See “Change-in-Control Arrangements” at page 54 for a description of change-in-control events.

The trusts would become irrevocable upon the occurrence of a potential change in control and are currently unfunded. As a result of action taken by the PPL Board of Directors in October 2006, the company is in the process of adopting an additional trust for executive benefits to cover the severance agreements, and modifying the current trust arrangement to provide for immediate funding of benefits upon the occurrence of potential change in control, and to provide that the trusts can be revoked and the contributions returned if a change in control in fact does not occur. The new trust arrangement would have the same funding and revocation with refund provisions as the modifications made to the existing trust arrangement. There are no current plans to fund any of the trusts.

All benefit protection trusts would be funded in the event of a change in control.

Timing of Awards.

The CGNC determines the timing of incentive awards for executive officers.

Incentive awards for executive officers, including annual cash incentive awards and long-term incentive awards, are made as soon as practical following the performance period. It has been the company’s long-time practice to make annual cash incentive awards and stock-based grants at the January CGNC meeting, which occurs the day before the January Board of Directors meeting on the fourth Friday of January.

We do not have, nor do we plan to have, any program, plan or practice to time equity grants with the release of material non-public information other than the practice of making such awards annually and regularly at the January CGNC meeting.

Off-cycle restricted stock or restricted stock unit grants, if provided to newly hired executives as part of the hiring package, are made from time to time, normally as of the new executive’s hiring date. Prices for such stock awards are determined as of the day of hire or, if later, the day the CGNC approves the grant, based on the closing price as of the date of grant. Stock option grants are not otherwise made during the year; awards, including awards for newly hired executives, are made annually at the January CGNC meeting.

For awards made in 2006, the market price for restricted equity award grants was the average of the high and the low price of PPL common stock on the date of grant. The market price for shares issued when the restrictions lapse is determined as the average of the high and low price on the date the restrictions expire. The exercise prices for stock option awards are determined as the average of the high and low price on the day of the grant. The CGNC amended the Incentive Compensation Plan, effective January 1, 2007, to provide for the market price of grants made after that date to be equal to the closing price, rather than the average of the high and the low price, for the foregoing purposes.

Restricted stock and stock option grants to eligible employees other than executive officers are made effective on March 1, in conjunction with our annual salary review process, which is usually conducted in January and February each year. Employee salary adjustments and annual cash incentive award payments are made in the first paycheck in March.

Employee restricted stock unit awards are also made at this time. The number of stock units granted to eligible employees is determined as the employee’s target percentage times salary divided by the PPL stock market price determined the same as for executive officer awards. Stock options granted to employees other than executive officers are granted at the same time and same exercise price as determined for executive officers.

Ownership Guidelines

Meaningful ownership of PPL common stock by executives has always been an important part of the company’s compensation philosophy. In 2003, the CGNC adopted specific ownership requirements under the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that named executive officers should maintain levels of ownership of company Common Stock ranging in value from two times to five times base salary, as follows:

Multiple of
Base
Executive Officer	Salary

Chairman, President and CEO	5x
Executive Vice Presidents	3x
Senior Vice Presidents	2x
Presidents of major operating subsidiaries	2x

Executive officers at a particular guideline level must attain their minimum Equity Guidelines level by the end of their five-year anniversary at that level. Until the minimum ownership amount is achieved, executive officers are required to retain in common stock (or common stock units) 100% of the gain realized from the vesting of restricted stock and stock units and the exercise of options (net of taxes and, in the case of options, the exercise price). If an executive does not attain the guideline level within the applicable period, annual cash incentives awarded after that date may be in restricted stock/unit grants (without a premium) until actual ownership meets or exceeds the guideline level.

To assist executive officers in achieving or surpassing their minimum ownership amount, the CGNC adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”). Under this program, executives may elect to defer all or a portion of the annual cash incentive award to which they would be otherwise entitled and to receive instead restricted stock units equal to 140% of the amount so deferred (an “Exchange”). The restricted stock units are subject to a three-year vesting period, with only the 40% premium portion subject to forfeiture during the restriction period. Executive officers forfeit the premium amount if they terminate employment during the restriction period. A pro-rata portion of the premium is payable for executive officers who retire after attaining age 60. The full premium is payable if employment is terminated during the restriction period due to the death or disability of the executive officer. The full premium is also payable in connection with a change in control of PPL Corporation.

The Equity Guidelines and the Premium Exchange Program encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners. All named executive officers were in compliance with the Equity Guidelines as of the end of 2006.

Tax and Accounting Considerations

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986 generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next four most highly compensated executive officers. Performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including shareowner approval of applicable plans. In this regard, the PPL Corporation Short-term Incentive Plan is designed to enable us to make cash awards to officers that are deductible under Section 162(m). Similarly, the PPL Corporation Incentive Compensation Plan enables us to make stock option awards that are deductible under Section 162(m). Restricted stock awards granted based on sustained financial and operational results may also qualify as performance-based compensation under the terms of Section 162(m). The CGNC generally seeks ways to limit the impact of Section 162(m). However, the committee believes that the tax deduction limitation should not compromise our ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

Sections 280G and 4999. We have entered into separation agreements with each of the named executive officers that provide benefits to the executives upon certain terminations of employment in connection with a change in control of PPL Corporation. The agreements provide for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment. Payments as a result of a change in control must exceed three times the executive’s base amount in order to be considered excess parachute payments, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change in control. We believe the provision of tax protection for the adverse tax consequences imposed on the executive under these rules is consistent with market practice, is an important executive retention component of our program and is consistent with our compensation objectives.

Section 409A. The CGNC also considers the impact of Section 409A on the company’s compensation programs. Section 409A of the Internal Revenue Code was enacted as part of the American Jobs Creation Act of 2004 and substantially impacts the federal income tax rules applicable to nonqualified deferred compensation arrangements, as defined. In general, Section 409A governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including current income inclusion, a 20% penalty tax and interest on the recipient employee. The company operates its covered arrangements in a manner intended to avoid the adverse tax treatment under Section 409A. Certain amendments have already been made to the covered arrangements in this regard, and it is likely that the company will make additional amendments to its covered arrangements as future guidance is issued.

SFAS 123(R). In December 2004, the Financial Accounting Standard Board issued SFAS 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R) and prescribes the accounting for all stock-based awards. PPL adopted SFAS 123(R) effective January 1, 2006. SFAS 123(R) requires the company to recognize compensation cost for stock-based awards using a fair value method. PPL uses the market price of its common stock at the date of grant to value its restricted stock and restricted stock unit awards and uses the Black-Scholes stock option pricing model to determine the fair value of its stock option awards. The adoption of SFAS 123(R) did not have a significant impact on the accounting for PPL’s stock-based awards, as PPL began expensing stock options on January 1, 2003 under the fair value method and the expense recognition for restricted stock and restricted stock units was not significantly changed.

For additional information on PPL’s accounting methods and assumptions for stock-based awards, refer to Notes 1, 12 and 23 of the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC.

PPL’s stock-based compensation plans allow for accelerated vesting upon an employee’s retirement. As a result, PPL recognizes the expense immediately for employees who are retirement eligible when stock-based awards are granted. For employees who are not retirement eligible when stock-based awards are granted, PPL amortizes the awards on a straight-line basis over the shorter of the vesting period or the period up to the employee’s attainment of retirement age. PPL considers “retirement eligible” as the early retirement age of 55.

Because the SEC requires that the value of stock-based awards that are included in the tables throughout this Proxy Statement be based on SFAS 123(R) expense recognition, and because of the accelerated vesting that is based on an employee’s age as described above, amounts disclosed in these tables will differ from amounts calculated for compensation purposes and described in this CD&A.

In addition, because the restricted stock unit awards granted for 2006 performance were not granted until January 2007, any expense for these awards will be reflected in next year’s and not this year’s Summary Compensation Table or Grants of Plan-Based Awards table and will not tie directly to the values determined by our compensation grant methodology. For example, the restrictions on an annual grant of restricted stock units lapse after three years. The grant value is determined using the methodology described as of the award date. Under SFAS 123(R), the grant is accounted for as an expense over the period of time the restrictions are in place. Therefore, only a portion of the annual grant value is expensed in the grant year. Even though the grant is for 2006 performance, because it was granted in January 2007, the expensed amount will not appear in the Summary Compensation Table until next year. Also expensed in the grant year is a portion of prior grants on which restrictions have not lapsed. If the executive officer who receives the award is age 55 or older, 100% of the award is expensed in the year of the grant because the officer is eligible for retirement.

Executive Compensation Tables

The following table summarizes all compensation for our former Chief Executive Officer, our current Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executives, or “named executive officers,” for the last fiscal year, for service for PPL and its subsidiaries. Messrs. Hecht, Miller and Biggar also served as directors but received no compensation for board service. Mr. Hecht retired as Chairman and Chief Executive Officer at the end of September 2006, and Mr. Biggar retired as Executive Vice President and Chief Financial Officer as of March 31, 2007.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
William F. Hecht	2006	$962,020	—	$3,460,402	—	$1,302,800	$—	$225,045	$5,950,267
Former Chairman and Chief Executive Officer
James H. Miller	2006	828,750	—	1,007,413	$966,848	1,005,000	1,766,248	12,151	5,586,410
Chairman, President and Chief Executive Officer
John R. Biggar	2006	519,038	—	659,354	638,118	443,800	389,471	8,930	2,658,711
Executive Vice President and Chief Financial Officer
Paul T. Champagne	2006	400,001	$16,000	332,394	369,556	264,800	130,815	7,215	1,520,781
President PPL Energy Services Group, LLC
Robert J. Grey	2006	389,231	—	351,073	317,990	256,000	335,658	16,887	1,666,839
Senior Vice President, General Counsel and Secretary
Bryce L. Shriver	2006	389,231	—	376,688	317,990	228,200	451,436	9,883	1,773,428
President PPL Generation, LLC

(1)	Salary includes cash compensation deferred to the PPL Officers Deferred Compensation Plan. The following executive officers deferred salary in the amounts indicated: Hecht ($84,000); Champagne ($117,000); Grey ($52,000); and Shriver ($13,000).

(2)	Reflects a one-time cash payment to Mr. Champagne in lieu of a salary increase.

(3)	This column represents the compensation expense recognized in 2006 for financial statement reporting purposes on all outstanding shares of restricted stock and restricted stock units in accordance with SFAS 123(R), other than restricted stock unit awards granted in lieu of the annual cash incentive award foregone by the named executive officer. See Note 5 below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No forfeitures of restricted stock or restricted stock units actually occurred during 2006. Because Messrs. Hecht, Biggar, Miller, Grey and Shriver are eligible for retirement, the fair values of their awards have been fully expensed. This column also includes the value of the premium restricted stock units granted in January 2006 and associated with the exchanges made by Messrs. Miller, Biggar, Grey and Shriver of their cash incentive compensation awarded in January 2006 for 2005 performance under the Premium Exchange Program. See description of the Premium Exchange Program in “CD&A—Ownership Guidelines.” For shares of restricted stock and restricted stock units granted in 2006 and earlier years, fair value is calculated using the average of the high and low sale prices of PPL’s common stock on the date of grant. For additional information, refer to Note 12 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. See the “Grants of Plan-Based Awards During 2006” table below for information on awards made in 2006. These amounts reflect the company’s accounting expense for these restricted stock and restricted stock unit awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for stock options granted to each of the named executive officers in 2006 as well as prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No forfeitures of any stock options actually occurred during 2006. As Messrs. Hecht, Biggar, Miller, Grey and Shriver are eligible for retirement, the fair values of their stock option awards have been fully expensed. For additional information on the valuation assumptions with respect to the 2006 stock option grants, refer to Note 12 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to option grants made prior to 2006, refer to the Note entitled “Stock-Based Compensation” in the PPL financial statements in the Annual Report on Form 10-K for the respective year-end. See the “Grants of Plan-Based Awards During 2006” table for information on options granted in 2006. These amounts reflect the company’s accounting expense for these stock option awards and do not correspond to the actual value that will be recognized by the named executive officers.

(5)	This column represents cash awards granted in January 2007 under PPL’s Incentive Compensation Plan for performance in 2006. The following executive officers elected to exchange a portion of their cash awarded in January 2007, for 2006 performance, for restricted stock units under the Premium Exchange Program: Biggar ($110,950); Grey ($100,000); and Shriver ($91,280). These values are included in this table. See description of the Premium Exchange Program in “CD&A—Ownership Guidelines.” The value of these awards is included in this column and not in the “Stock Awards” column. The grants of restricted stock units under the Premium Exchange Program for the cash awards foregone by these executive officers will be reflected in next year’s Grants of Plan-Based Awards table.

(6)	This column represents the sum of the changes in value in the PPL Retirement Plan and PPL Supplemental Executive Retirement Plan during 2006 for each of the named executive officers. Mr. Hecht’s pension plan values decreased by $7,825,069 primarily as a result of a lump-sum payment from the PPL Supplemental Executive Retirement Plan due to his retirement during 2006. See the “Pension Benefits in 2006” table for additional information. No above-market earnings under the Officers Deferred Compensation Plan are reportable for 2006. See the “Nonqualified Deferred Compensation In 2006” table for additional information.

(7)	The table below reflects the components of this column, which include the company’s matching contribution for each individual’s 401(k) plan contributions under the PPL Deferred Savings Plan, annual allocations under the PPL Employee Stock Ownership Plan, and certain perquisites, including financial counseling and tax preparation services.

		ESOP	Financial	Security		Benefits
Name	401(k) Match	Allocation	Counseling	Service		Paid		Total
W. F. Hecht	$9,454	$3,156	$12,000	$2,550	(a)	$197,885	(b)	$225,045
J. H. Miller	6,800	350	5,000	—		—		12,151
J. R. Biggar	6,818	2,112	—	—		—		8,930
P. T. Champagne	6,856	359	—	—		—		7,215
R. J. Grey	6,438	448	10,000	—		—		16,887
B. L. Shriver	6,812	367	—	—		2,704	(c)	9,883

(a)	Cost for providing security monitoring at Mr. Hecht’s home.

(b)	Payment for vacation earned but not taken when Mr. Hecht retired.

(c)	Each management employee receives an annual allocation of funds that can be used to purchase health and welfare benefits, such as health insurance, life insurance and additional vacation up to 40 hours. If an employee does not use all of the allocated funds for company benefits, the employee can elect to receive the remaining cash. This amount represents such a payment to Mr. Shriver.

GRANTS OF PLAN-BASED AWARDS DURING 2006

The following table provides information about equity and non-equity awards granted to the named executive officers in 2006, specifically: (1) the grant date; (2) the number of shares underlying all stock awards, which consist of restricted stock units awarded to the named executive officers in 2006 for 2005 performance under PPL’s Incentive Compensation Plan, as well as restricted stock units granted pursuant to the Premium Exchange Program described under the “Stock Ownership” section of this Proxy Statement; (3) all option awards, which consist of the number of shares underlying stock options awarded to the named executive officers; (4) the exercise price of the stock option awards, which was calculated using the average of the high and low sale prices of PPL stock on the date of grant; and (5) the grant date fair value of each equity award computed under SFAS 123(R).

					All Other	All Other
					Stock	Option
		Estimated Possible Payouts			Awards:	Awards:	Exercise or
		Under Non-Equity Incentive			Number of	Number of	Base Price of	Grant Date Fair
		Plan Awards(1)			Shares of	Securities	Option	Value of Stock
	Grant				Stock or	Underlying	Awards(4)	and Option
Name	Date	Threshold	Target	Maximum	Units(2)	Options(3)	($/Sh)	Awards(5)
W. F. Hecht	3/17/2006	$0	$918,750	$1,378,125
Retired	1/26/2006				114,830			$3,460,976
J. H. Miller	3/17/2006	0	945,000	1,417,500
	1/26/2006				38,560			1,162,198
	1/26/2006					198,940	$30.14	966,848
J. R. Biggar	3/17/2006	0	338,000	507,000
	1/26/2006				24,810			747,773
	1/26/2006					131,300	30.14	638,118
P. T. Champagne	3/17/2006	0	200,000	300,000
	1/26/2006				11,160			336,362
	1/26/2006					70,730	30.14	343,748
R. J. Grey	3/17/2006	0	195,000	292,500
	1/26/2006				14,970			451,196
	1/26/2006					65,430	30.14	317,990
B. L. Shriver	3/17/2006	0	195,000	292,500
	1/26/2006				17,960			541,314
	1/26/2006					65,430	30.14	317,990

(1)	This column shows the potential payout range under the 2006 annual cash incentive award program. For additional information, see “CD&A — Compensation Elements — Direct Compensation — Annual Cash Incentive Awards” at page 26. The cash incentive payout range is from 0% to 150%. The actual 2006 payout is found in the Summary Compensation Table on page 42 in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	This column shows the total number of restricted stock units granted in 2006 to the named executive officers. In general, restrictions will lapse on January 25, 2009, three years from the date of grant. During the restricted period, each restricted stock unit entitles the individual to receive quarterly payments from the company equal to the quarterly dividends on one share of PPL stock. As a result of Mr. Hecht’s retirement and under the terms of PPL’s Incentive Compensation Plan, the restrictions on the following restricted stock units will lapse as follows: (1) on April 1, 2007 for 58,840 units granted in January 2006 for 2005 performance, which is six month’s after his retirement; and (2) on October 1, 2007 for 55,990 units granted in lieu of stock options, which is one year after his retirement.

This column also shows the number of restricted stock units granted to the following named executive officers who exchanged a portion of their cash incentive compensation awarded in January 2006 for 2005 performance under the Premium Exchange Program (called Exchanged Units) and the number of premium restricted stock units granted in January 2006 as result of the Exchanges made (called Premium Units): Miller (5,130 Exchanged Units and 2,050 Premium Units); Biggar (2,930 Exchanged Units and 1,170 Premium Units); Grey (3,320 Exchanged Units and 1,330 Premium Units) and Shriver (5,460 Exchanged Units and 2,180 Premium Units). The Exchanged Units are not included in the Stock Award column of the Summary Compensation Table because the company accrued their expense during 2005 in lieu of the equivalent cash incentive award. The Premium Units are included in this year’s Summary Compensation Table to the extent they were expensed during 2006.

(3)	This column shows the number of stock options granted in 2006 to the named executive officers. These options vest and become exercisable ratably in three equal annual installments, beginning on January 26, 2007, which is one year after the grant date.

(4)	This column shows the exercise price for the stock options granted in 2006, which was the average of the high and low sale prices of PPL common stock on the date the CGNC granted the options. This exercise price is greater than the closing price of $29.85 on the grant date.

(5)	This column shows the full grant date fair value of restricted stock units and stock options under SFAS 123(R) granted to the named executive officers. Generally, the full grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting schedule. Because Messrs. Hecht, Miller, Biggar and Grey were eligible for retirement, the full grant date fair value of their stock awards was expensed in 2006. For restricted stock units, fair value is calculated using the average of the high and low sale prices of PPL stock on the grant date of $30.14. For stock options, fair value is calculated using the Black-Scholes value on the grant date of $4.86. For additional information on the valuation assumptions, see Note 12 of the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the company’s accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers when restrictions lapse on the restricted stock units or when the options are exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL-YEAR END 2006

The following table provides information on all unexercised stock option awards, as well as all unvested restricted stock and restricted stock unit awards for each named executive officer. Each stock option grant is shown separately for each named executive and the restricted stock or restricted stock units that have not vested are shown in the aggregate. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date. The market value of the stock awards is based on the closing market price of PPL stock as of Friday, December 29, 2006, which was $35.84. For additional information about the stock option and stock awards, see “CD&A—Compensation Elements—Direct Compensation—Long-term Incentive Awards (Equity Awards)” at page 31.

	Option Awards
			Equity
			Incentive			Stock Awards
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of			Number of	Market Value
	Underlying	Underlying	Securities			Shares or	of Shares or
	Unexercised	Unexercised	Underlying			Units of	Units of
	Options	Options	Unexercised	Option	Option	Stock That	Stock That
	(#)	(#)	Unearned	Exercise	Expiration	Have Not	Have Not
Name	Exercisable(1)	Unexercisable(1)	Options	Price	Date	Vested(2)	Vested
W. F. Hecht	368,240			$26.66	1/26/2015
Retired	374,580			22.59	1/21/2014
	418,800			21.58	1/24/2011
						175,630	$6,294,579
J. H. Miller		198,940		30.14	1/25/2016
	51,934	103,866		26.66	1/26/2015
	47,293	23,647		22.59	1/21/2014
	72,200			18.12	1/22/2013
	72,520			16.75	1/23/2012
						142,700	5,114,368
J. R. Biggar		131,300		30.14	1/25/2016
	44,380	88,760		26.66	1/26/2015
	44,900	44,900		22.59	1/21/2014
	46,206			18.12	1/22/2013
						73,310	2,627,430
P. T. Champagne		70,730		30.14	1/25/2016
	25,180	50,360		26.66	1/26/2015
	24,593	24,593		22.59	1/21/2014
						101,200	3,627,008
R. J. Grey		65,430		30.14	1/25/2016
	22,034	44,066		26.66	1/26/2015
	42,507	21,253		22.59	1/21/2014
	81,380			21.58	1/24/2011
						39,290	1,408,154
B. L. Shriver		65,430		30.14	1/25/2016
	22,034	44,066		26.66	1/26/2015
	11,253	11,257		22.59	1/21/2014
						99,060	3,550,310

(1)	Under the terms of PPL’s Incentive Compensation Plan, all of Mr. Hecht’s unvested outstanding stock options vested as of the first day of his retirement, which was October 1, 2006. All stock options for the other named executive officers vest, or become exercisable, over three years—one-third at the end of each year following grant. As of December 31, 2006, the vesting dates of unvested stock option awards for the named executive officers other than Mr. Hecht are as follows:

		Vesting Dates
		2007			2008				2009
	Grant
Officer	Date	1/22	1/26	1/27	1/26		1/27		1/26
J. H. Miller	1/22/04	23,647
	1/27/05			51,933			51,933
	1/26/06		66,314		66,313				66,313
J. R. Biggar	1/22/04	44,900
	1/27/05			44,380			44,380	*
	1/26/06		43,767		43,766	*			43,767 *
P. T. Champagne	1/22/04	24,593
	1/27/05			25,180			25,180
	1/26/06		23,577		23,576				23,577
R. J. Grey	1/22/04	21,253
	1/27/05			22,033			22,033
	1/26/06		21,810		21,810				21,810
B. L. Shriver	1/22/04	11,127
	1/27/05			22,033			22,033
	1/26/06		21,810		21,810				21,810

*	All of Mr. Biggar’s unvested stock options that were outstanding as of March 31, 2007 vested on the first day of his retirement, which was April 1, 2007.

(2)	The restrictions on Mr. Hecht’s restricted stock unit awards lapse as follows:

	Dates Restrictions Lapse
	2007
Grant Date	4/1		10/1

1/27/05	60,800	*
1/26/06	58,840	*	55,990	**

                                           _ _

*	Under the terms of PPL’s Incentive Compensation Plan, the restrictions on these restricted stock unit awards lapse six months after the date of retirement.

**	Under the terms of a special transition stock unit award granted in lieu of stock options, the restrictions on this award lapse one year following the date of retirement. See “CD&A—Compensation Elements—Direct Compensation—Long-term Incentive Awards (Equity Awards)—Awards for 2006” at page 33.

The dates that restrictions lapse for each restricted stock or unit award granted to the named executive officers are as follows:

		Dates Restrictions Lapse
		2007		2008
	Grant
Officer	Date	1/22	3/1	1/27		1/28	10/1	1/26/09		5/23/18
J. H. Miller	10/26/01						60,000
	1/22/04	18,420
	1/27/05			25,720
	1/26/06							38,560
J. R. Biggar	1/22/04	16,860
	1/27/05			31,640	*
	1/26/06							24,810	*
P. T. Champagne	3/27/00									60,000
	1/22/04	17,580
	1/27/05			12,460
	1/26/06							11,160
R. J. Grey	1/22/04	7,860
	1/27/05			16,460
	1/26/06							14,970
B. L. Shriver	1/28/00					52,500
	3/01/04		7,820
	1/27/05			20,780
	1/26/06							17,960

*	Under the terms of PPL’s Incentive Compensation Plan, the restrictions on these restricted stock and restricted stock unit awards will lapse on October 1, 2007 as a result of Mr. Biggar’s retirement.

OPTION EXERCISES AND STOCK VESTED IN 2006

The following table provides information, for each of the named executive officers, on (1) stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards in the form of restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized	Acquired	Value Realized
Name	Acquired on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
W. F. Hecht
Retired	797,220	$14,490,237	92,450	$3,004,922
J. H. Miller	—	—	6,760	209,019
J. R. Biggar	—	—	9,280	286,938
P. T. Champagne	25,786	327,482	7,240	223,861
R. J. Grey	66,420	1,118,095	6,220	192,322
B. L. Shriver	55,900	684,469	4,640	147,320

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the restricted stock units on the day the restrictions lapsed. Mr. Hecht acquired 66,230 shares of common stock on October 1, 2006 when restrictions lapsed, due to his retirement.

PENSION BENEFITS IN 2006

The following table sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•	PPL Retirement Plan. The PPL Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers approximately 5,750 active employees as of December 31, 2006. As applicable to the named executive officers, the plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. Benefits under the PPL Retirement Plan for eligible employees are determined as the greater of the following two formulas:

•	The first is a “career average pay formula” of 2.25% of annual earnings for each year of credited service under the plan.

•	The second is a “final average pay formula” as follows:

1.3% of final average earnings up to the average Social Security Wage Base ($48,816 for 2006)

plus
1.7% of final average earnings in excess of the average Social Security Wage Base multiplied by
the sum of years of credited service (up to a maximum of 40 years).

Under the final average pay formula, final average earnings equal the average of the highest 60 months of pay during the last 120 months of credited service. The Social Security Wage Base is the average of the taxable social security wage base for the 35 consecutive years preceding an employee’s retirement date or, for employees retiring at the end of 2006, $48,816. The executive’s annual earnings taken into account under each formula include base salary, plus cash incentive awards, less amounts deferred under the PPL Officers Deferred Compensation Plan, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($220,000 for 2006).

The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Benefits are reduced for retirement prior to age 60 for employees with 20 years of credited service, and reduced prior to age 65 for other employees. Employees vest in the PPL Retirement Plan after five years of credited service. In addition, the plan provides for joint and survivor annuity choices, and does not require employee contributions.

Benefits under the PPL Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2006 is $175,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

•	PPL Supplemental Executive Retirement Plan. The company offers the PPL Supplemental Executive Retirement Plan, or SERP, to approximately 27 active officers as of December 31, 2006 to provide for retirement benefits above amounts available under the PPL Retirement Plan described above. The SERP is unfunded and is not qualified for tax purposes. Accrued benefits under the SERP are subject to claims of the company’s creditors in the event of bankruptcy.

The SERP formula is 2.0% of earnings for the first 20 years of credited service plus 1.5% of earnings for the next 10 years. “Earnings” include base salary and annual cash incentive awards.

Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Generally, absent a specifically authorized exception, such as upon a qualifying termination in connection with a change in control, no benefit is payable under the SERP if the executive officer has less than 10 years of service. Benefits under the SERP are paid, in accordance with a participant’s advance election, as a single sum or as an annuity, including choices of a joint and survivor or years-certain annuity. At age 60, or at age 50 with 10 years of service, accrued benefits are vested and may not be reduced by an amendment to the SERP or termination by the company. After the completion of 10 years of service, participants are eligible for death benefit protection.

The company does not have a policy for granting additional years of service but has done so under the SERP in individual situations. A grant of additional years of service to any executive officer must be approved by the CGNC. Effective February 5, 2006, his fifth anniversary of joining the company, Mr. Miller received five years additional service under the SERP. Pursuant to the terms of a retention agreement, the CGNC also granted Mr. Miller additional service up to a maximum of 30 years if he remains employed by the company until he is 60 years old. The CGNC also granted an additional 10 years of service under the SERP to Mr. Shriver as a retention mechanism, if he remains employed until January 28, 2008. The total SERP benefit cannot increase beyond 30 years of service for any participant. The following table reflects a pro rata portion of the additional service amounts based on service as of December 31, 2006.

Messrs. Champagne and Grey are credited with service under the SERP commencing as of age 30, based on plan provisions in effect prior to January 1, 1998.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service	Benefit(1)(2)	Last Fiscal Year
W. F. Hecht	PPL Retirement Plan	40	$1,552,924	$31,406
Retired	SERP	30	2,492,351	9,695,035
J. H. Miller	PPL Retirement Plan	5.8	197,028	—
	SERP	24.2	4,778,867	—
J. R. Biggar	PPL Retirement Plan	37.3	1,405,356	—
	SERP	30	3,698,305	—
P. T. Champagne	PPL Retirement Plan	5.3	117,456	—
	SERP	18.6	1,262,438	—
R. J. Grey	PPL Retirement Plan	11.8	316,691	—
	SERP	26.3	2,176,019	—
B. L. Shriver	PPL Retirement Plan	7.3	241,308	—
	SERP	16	1,409,840	—

         _ _

(1)	The accumulated benefit is based on service and earnings (base salary and annual cash incentive award) considered by the plans for the period through December 31, 2006. The present value has been calculated assuming the named executive officers will remain in service until age 60, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in Note 13 to the financial statements in the PPL Corporation Annual Report on Form 10-K for the year ended December 31, 2006. As described in such Note, the interest assumption is 5.94%. The post-retirement mortality assumption is based on the most recently available retirement plan table published by the Society of Actuaries, known as RP 2000, which is a widely used table for determining accounting obligations of pension plans. Only Messrs. Hecht, Biggar and Grey are vested in the SERP as of December 31, 2006.

(2)	The present values in the table above are prescribed by the SEC. The table below illustrates the benefits payable under the listed events assuming termination of employment occurred as of December 31, 2006, with the exception of Mr. Hecht, who retired prior to that date. The following table does not include any pending additional service years for Messrs. Miller and Shriver because neither executive would have reached age 60 as of December 31, 2006.

SERP Payments upon Termination
as of December 31, 2006(a)
Named
Executive Officer	Retirement	Death	Disability
J. H. Miller	$2,600,982	$1,106,028	$2,600,982
J. R. Biggar	4,226,766	1,748,989	4,226,766
P. T. Champagne(b)	—	710,802	—
R. J. Grey	2,895,843	1,196,627	2,895,843
B. L. Shriver(c)	—	—	—

(a)	Each named executive officer, other than Mr. Shriver, has elected to receive benefits payable under the SERP as a lump-sum payment, subject to applicable law. The amounts shown in this table represent the values that would have become payable based on a December 31, 2006 termination of employment. Actual payment would be made following December 31, subject to plan rules and in compliance with Section 409A of the Internal Revenue Code.

(b)	Mr. Champagne is not eligible to retire under the SERP. If he had left the company on December 31, 2006, voluntarily or as a result of a disability, he would have been vested in a deferred benefit under the PPL Retirement Plan first payable at age 55 on a reduced basis. If he had terminated employment as a result of his death as of December 31, 2006, his spouse would have been eligible for a deferred benefit under the SERP first payable on Mr. Champagne’s 55th birthday. The present value of this death benefit is included in this table.

(c)	Mr. Shriver is not eligible to retire or receive other benefits under the SERP. If he would have left the company on December 31, 2006, he would have been eligible to retire under the PPL Retirement Plan and would be eligible for a reduced retirement benefit payment immediately.

NONQUALIFIED DEFERRED COMPENSATION IN 2006

Our Officers Deferred Compensation Plan allows participants to defer all but $75,000 of their base salary and up to all of their annual cash incentive awards. The company did not make any matching contributions to this plan during 2006. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more deemed investment choices that generally mirror those that are available generally to employees under PPL’s 401(k) plan at Fidelity Investments, also known as the PPL Deferred Savings Plan. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The company maintains each account as a bookkeeping entry.

In general, the named executive officers cannot withdraw any amounts from their deferred accounts under this plan until they either leave or retire from the company. The company’s Corporate Leadership Council, which consists of the chief executive officer, chief financial officer, chief operating officer, and general counsel, has the discretion to make a “hardship distribution” if there is an unforeseeable emergency that causes a severe financial hardship to the participant. Participants may elect one or more annual installments for a period up to 15 years, provided the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code. No withdrawals or distributions were made by the named executive officers in 2006.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Aggregate Balance
Name	Last FY(1)	Last FY	Last FY(2)	Distributions	at Last FYE(3)
W. F. Hecht
Retired	$84,000	—	$42,455	—	$1,018,176
J. H. Miller	0	—	6,190	—	70,970
J. R. Biggar	0	—	0	—
P. T. Champagne	298,440	—	100,747	—	2,412,361
R. J. Grey	52,000	—	49,623	—	363,330
B. L. Shriver	13,000	—	41,405	—	431,327

(1)	All amounts deferred by Messrs. Hecht, Grey and Shriver during 2006 are included in the “Salary” column of the Summary Compensation Table. Mr. Champagne deferred $117,000 of his base salary during 2006, which is included in the “Salary” column of the Summary Compensation Table. Mr. Champagne also deferred $181,440 of his annual cash award that was paid in January 2006 for 2005 performance, which was included in the “Bonus” column of last year’s Summary Compensation Table.

(2)	Aggregate earnings for 2006 are not reflected in the Summary Compensation Table because such earnings are not deemed to be “above-market” earnings.

(3)	Represents the total balance of each named executive officer’s account as of December 31, 2006. All amounts previously deferred by the named executive officers to the Officers Deferred Compensation Plan were reported in previous years in either the “Salary” or “Bonus” column of prior Summary Compensation Tables.

Change-in-Control Arrangements

The company has entered into severance agreements with each of the named executive officers, which provide benefits to these officers upon qualifying terminations of employment in connection with a change in control of the company. A “change in control” is defined as the occurrence of any five specific events. These events are summarized as follows:

•	a change in the majority of the members of our Board of Directors occurs through contested elections;

•	an investor or group acquires 20% or more of the company’s common stock;

•	a merger occurs that results in less than 60% control of the company or surviving entity by the current shareowners;

•	shareowner approval of the liquidation or dissolution of the company; or

•	the Board of Directors declares that a change in control is anticipated to occur or has occurred.

A voluntary termination of employment by the named executive officer would only result in the payment of benefits if there was “good reason” for leaving. “Good reason” includes a number of circumstances where the named executive officer has a substantial adverse change in the employment relationship or the duties assigned. For example, a reduction in salary, a relocation of the place of work more than 30 miles away, or a cutback or exclusion from a compensation plan, pension plan, or welfare plan would be “good reason.” The benefits provided under these agreements replace any other severance benefits that the company or any prior severance agreement would provide to these named executive officers.

There is no benefit payable before or after a change in control if the officer is discharged for “cause.” “Cause” generally means willful conduct that can be shown to cause material injury to the company or the willful refusal to perform duties after written demand by the Board of Directors.

Each of the severance agreements continues in effect until December 31, 2008, and the agreements generally are automatically extended for additional one-year periods. If a change in control occurs, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the named executive officer will be entitled to the severance benefits described below if, in connection with a change in control, the company terminates the named executive officer’s employment for any reason other than death, disability, retirement or “cause,” or the officer terminates employment for “good reason.”

These benefits include:

•	a lump-sum payment equal to three times the sum of (1) the named executive officer’s base salary in effect immediately prior to the date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason,” and (2) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting “good reason”;

•	a lump-sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the company for an additional 36 months;

•	the continuation of welfare benefits for the officer and his or her dependents for the 36-month period following separation (reduced to the extent the officer receives comparable benefits from another employer);

•	unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•	all contingent incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming performance achievement at 100% of the target level;

•	outplacement services for up to three years;

•	a gross-up payment for any excise tax imposed under the golden parachute provisions of the Internal Revenue Code; and

•	post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the 36-month period following the change in control.

See the “Potential Payments upon Termination or Change in Control of PPL Corporation” table on page 61 for the estimated value of benefits to be paid if a named executive officer was terminated after a change in control of PPL for qualifying reasons.

In addition to the benefits the severance agreements provide, the following events would occur in the event of a change in control under the company’s compensation arrangements:

•	the restriction period applicable to any outstanding restricted stock or restricted stock unit awards lapses for those awards granted as part of the company’s compensation program (excluding restricted stock granted under our retention agreements);

•	all restrictions on the exercise of any outstanding stock options lapse;

•	all participants in the SERP immediately vest in their accrued benefit, even if not yet vested due to age and service; and

•	upon a qualifying termination, the SERP benefit improves by a pro rata portion of the additional years of service granted to the officer, if any, that otherwise would not be earned until a specified period of years had elapsed or the officer had reached a specified age.

The value of the SERP enhancements is included under the “Change in Control Termination” column of the “Potential Payments upon Termination or Change in Control of PPL Corporation” table provided below at page 61.

PPL has trust arrangements in place to facilitate the funding of benefits under the SERP, the Officers Deferred Compensation Plan and the Directors Deferred Compensation Plan if a change in control were to occur. The company is in the process of adding additional trusts for the funding of the severance agreements. Currently, the trusts are not funded. The trusts provide that immediately prior to a “change in control,” the Chief Executive Officer of PPL must authorize an irrevocable cash contribution sufficient to pay all benefits under these plans as of the date of the change in control. The company is in the process of amending the old and new trust arrangements to provide for the company to fund the trusts at the time a “potential change in control” occurs. The funds are refundable to the company if the change in control does not actually take place.

A “potential change in control” is triggered when:

•	the company enters into an agreement that would result in a change in control;

•	the company or any investor announces an intention to enter into a change in control;

•	the Board of Directors declares that a potential change in control has occurred; or

•	an investor obtains 5% or more of the company’s common stock and intends to control or influence management (requiring an Schedule 13D to be filed by the investor with the SEC).

Within 60 days of the end of each year after the change in control occurs, PPL is required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under terms of the plans that are being funded by the trusts as of the close of each year. Any income on the trust assets would be taxed to PPL and not to the beneficiaries of the trusts, and such assets would be subject to the claims of general creditors in the event of PPL’s insolvency or bankruptcy.

Retention Agreements

PPL has executed retention agreements with Messrs. Miller, Champagne and Shriver that grant 60,000 shares of restricted PPL common stock to each of Messrs. Miller and Champagne and 52,500 shares of restricted PPL common stock to Mr. Shriver. The restriction period will lapse on

October 1, 2008 for Mr. Miller, May 23, 2018 for Mr. Champagne, and January 28, 2008 for Mr. Shriver. In the event of death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not for “cause.” In the event Mr. Miller is terminated for “cause” or he terminates his employment with all PPL-affiliated companies prior to October 1, 2008, all shares of this restricted stock will be forfeited. In the event Mr. Champagne is terminated for “cause” or he terminates his employment with all PPL-affiliated companies prior to May 23, 2018, all shares of this restricted stock will be forfeited. In the event Mr. Shriver is terminated for “cause” or he terminates his employment with all PPL-affiliated companies prior to January 28, 2008, all shares of this restricted stock will be forfeited. Mr. Miller’s agreement also includes a grant of additional years of services under the SERP, as described above in “—Pension Benefits in 2006—PPL Supplemental Executive Retirement Plan.”

Termination Benefits

The named executive officers are entitled to various benefits in the event of a termination of employment, but the value of that benefit and its components varies depending upon the circumstances. A qualifying termination in connection with a change in control of PPL Corporation triggers contractual benefits under the severance and equity agreements described above. A retirement provides benefits and payments in cash or stock that are set forth in various executive plans referred to above. A termination resulting from death or disability also has a number of benefit consequences under various benefit plans.

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” sets forth best estimates of the probable incremental value of benefits that are payable assuming a termination of employment as of December 31, 2006, for reasons of voluntary termination, retirement, death, disability or qualifying termination in connection with a change in control. However, as permitted by SEC disclosure rules, the table does not reflect any amounts provided to a named executive officer that is generally available to all management employees. Also, the following table does not repeat information disclosed in the “Pension Benefits in 2006” table, the “Nonqualified Deferred Compensation in 2006” table or, except to the extent that vesting or payment may be accelerated, the “Outstanding Equity Awards at Fiscal-Year End 2006” table. If a named executive officer does not yet qualify for full retirement benefits or other benefits requiring longer service, that additional benefit is not reflected below. If a named executive officer has the ability to elect retirement and thereby avoid a forfeiture or decreased benefits, the tables assume that retirement was elected and is noted as such in the footnotes to the table.

In the event that an executive is terminated for “cause” by the company, no additional benefits are due under the applicable plans and agreements.

Severance. See “CD&A—Compensation Elements—Special Compensation—Severance” for a discussion of the company’s practice on severance benefits. PPL has entered into agreements with certain executives, typically in connection with a mid-career hire situation and as part of our offer of employment, in which we have promised a year’s salary in severance pay in the event the executive is terminated by the company for reasons other than “cause.” Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the company from any liability arising from the employment relationship.

Specifically, with regard to the named executive officers, the company agreed at the time of hiring Mr. Miller to provide up to 52 weeks of salary should he be terminated after one year of employment. Payment during the 52-week timeframe would stop if Mr. Miller became re-employed during the 52-week period.

As discussed above in “Change-In-Control Arrangements,” there is a structured approach to separation benefits for involuntary and select “good reason” terminations of employment in connection with a change in control of PPL Corporation. PPL has entered into agreements with each of the named executive officers that provide benefits to the officers upon qualifying terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation, or any prior severance agreement.

The table below includes the severance payments, the value of continued welfare benefits and outplacement benefits as “Other separation benefits”, and the value of “gross-up” payments for required Federal excise taxes on excess parachute payments as “Tax gross-up amount payable.” The value of additional pension benefits provided under the severance agreements is discussed above in “Change-in-Control Arrangements” and is included as “SERP” in the table below.

SERP and ODCP. See “Pension Benefits in 2006” above for a discussion of the SERP and “Change-in-Control Arrangements” for a discussion of enhanced benefits that are triggered if the named executive officer is terminated in connection with a change in control of PPL. The “Potential Payments upon Termination or Change in Control of PPL Corporation” table below only includes enhancements to benefits previously disclosed in the “Pension Benefits in 2006” table available as a result of the circumstances of termination of employment.

Account balances under the Officers Deferred Compensation Plan become payable as of termination of employment for any reason. Current balances are included in the “Nonqualified Deferred Compensation in 2006” table on page 54 above and are not included in the table below.

Annual Cash Incentive Awards. It is PPL’s practice to pay a pro-rata portion of the accrued but unpaid annual cash incentive award to executives who retire or who are eligible to retire and (1) die while employed or (2) terminate employment due to a disability during the performance year. All named executive officers are eligible to retire except for Mr. Champagne. In the event Mr. Champagne were to die or terminate employment due to a disability, the CGNC has the power to consider an award. If Mr. Champagne were to leave voluntarily, he would not be entitled to an annual cash incentive award.

In the event of a qualifying termination in connection with a change in control, annual cash incentive awards that have been determined, but not yet paid, are payable under the terms of the severance agreements. Also in the case of a change in control, if a termination under the severance agreement occurs during the performance year, accrued incentive cash awards are payable on a pro rata basis for the period worked during the year using the assumptions that performance goals were attained at target.

Except as noted above for Mr. Champagne, the annual cash incentive awards discussed in the CD&A and detailed for the 2006 year would be payable, without enhancement, in the event of retirement, death, disability, involuntary termination for reasons other than cause or in the event of a qualifying termination in connection with a change in control and are not included in the table below.

Long-term Incentive Awards. Restrictions on restricted stock units generally lapse upon retirement, death or termination of employment due to disability or in the event of a change in control. Restricted stock units are generally forfeited in the event of voluntary termination; however, for executives eligible to retire, which includes all named executive officers except Mr. Champagne, we have assumed for the table below that the executive retires and restrictions lapse. Likewise, in the table below we have assumed that, in the event of involuntary termination for reasons other than “cause” for executives eligible to retire, the restrictions lapse. Premium units granted under the Premium Exchange Program are forfeited in the event of voluntary termination or retirement prior to age 60, are pro-rated in the event of retirement or termination of employment without cause on or after age 60, and in the event of death or disability all restrictions lapse. Premium units are included in the table below based on these assumptions.

For those executives who have retention agreements, the restrictions on the retention shares lapse if the executive’s employment is terminated: (1) involuntarily for reasons other than for cause; (2) for qualifying reasons in connection with a change in control; or (3) in the event of death or disability. The value of these units is included in the appropriate column.

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” represents the value, as of December 31, 2006 (based on a PPL stock price of $35.84), of accelerated restricted stock units under each termination event.

Stock options that are not yet exercisable, other than those granted 12 months before termination of employment, become exercisable upon retirement. In the event of death or termination of employment due to disability, stock options not yet exercisable continue to become exercisable in accordance with the vesting schedule (in one-third increments on each anniversary of the grant). Options that are not yet exercisable are generally forfeited in the event of voluntary termination; however, for executives eligible to retire (all named executive officers except Mr. Champagne), we have assumed the executive retires. Likewise, in the table below we have assumed that in the event of involuntary termination for reasons other than “cause,” options not yet exercisable for executives eligible to retire become exercisable. In the event of voluntary termination of employment for reasons other than noted above, all executives have a minimum of 60 days to exercise options that are exercisable but that have not yet been exercised before they are forfeited.

Options granted within 12 months of termination of employment are normally forfeited. In the event of a change in control, all options, including those granted within the last 12 months, become exercisable upon close of the transaction that results in the change in control.

The term of all PPL stock options is 10 years. In the event of retirement, the executive has the full term to exercise the options. In the event of termination of employment as a result of death or disability, the term is reduced to the earlier of the remaining term of the option or 36 months. In the event of a qualifying termination of employment in connection with a change in control, the term is reduced to 36 months for all outstanding options. Effective for grants of options made in 2007 and after, the exercise periods in the event of a change in control will be extended to the full term.

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” represents the value (based on a PPL stock price of $35.84) of options that are not yet exercisable, assuming the options were exercised as of December 31, 2006 under each termination event. For the table below, options already exercisable as of the termination event are excluded. The value of these options is provided in the “Outstanding Equity Awards at Fiscal-Year End 2006” table above.

Termination Benefits for Mr. Hecht

Mr. Hecht retired as of October 1, 2006. In January 2007, for 2006 performance, the CGNC granted Mr. Hecht an annual cash award and restricted stock unit awards as described in the CD&A. The annual cash incentive award is also included in the Summary Compensation Table. The 46,930 restricted stock unit awards were granted in January 2007 and therefore their expense is not included in this year’s Summary Compensation Table. The restrictions will lapse on July 25, 2007, which is six months after the grant date.

Mr. Hecht elected to receive his SERP benefit in the form of a lump-sum payment. The company paid Mr. Hecht’s SERP benefits in two installments in order to avoid adverse tax consequences under Section 409A of the Internal Revenue Code. He received the first payment of $9,695,035 on October 1, 2006, the day he retired. He received the second payment of $2,490,969 as of April 1, 2007, six months after his retirement date. This amount includes interest for the period from October 1, 2006 to April 1, 2007 determined by the interest rate applicable to the Stable Value Fund, which is available to the participants in the PPL Deferred Savings Plan.

As of his retirement, Mr. Hecht was eligible to receive a total of 241,860 restricted stock units. Restrictions lapsed on his retirement date of October 1 on 66,230 units granted in 2004, at a value of $2,194,200. Restrictions lapsed on an additional 119,640 units on April 1, 2007, six months after his retirement, with a value of $4,893,276. Restrictions on 46,930 restricted stock units granted in January

2007 for 2006 performance will lapse on July 1, 2007, which is six months after the grant date. Restrictions on an additional 55,990 restricted stock will lapse 12 months after his retirement on October 1, 2007, at which time the value will be determined based on the closing price for PPL shares of common stock as of that date.

As of his retirement, Mr. Hecht had a total of 1,183,267 exercisable stock options, which are exercisable for their stated terms. An additional 370,353 options (granted in 2004 and 2005) became exercisable as of his retirement. In December 2006, Mr. Hecht exercised 391,920 options. The value of these exercised options are included in the “Option Exercises and Stock Vested in 2006” table.

Mr. Hecht has an Officers Deferred Compensation Plan account balance that became payable as of his retirement. He elected to distribute this account in 15 annual installments that began in January 2007. Payments on certain balances were required to be delayed for six months after retirement and became payable as of April 1, 2007.

Termination Benefits for Mr. Biggar

Mr. Biggar retired effective April 1, 2007. Although we are required to discuss termination benefits based on the values as of December 31, 2006, on the same basis as illustrated for other executives, the following summarizes the benefits for which he became eligible as of his retirement date.

As authorized by the CGNC, a payment equal to three months of salary was paid to Mr. Biggar as of April 1, 2007. In January 2007, for 2006 performance, the CGNC granted Mr. Biggar an annual cash award and restricted stock unit awards as described in the CD&A. The annual cash incentive award is included in the Summary Compensation Table. The restricted stock unit awards will be expensed in 2007 and will be included in next year’s Summary Compensation Table.

Mr. Biggar elected to receive his SERP benefit in the form of a lump-sum payment. The company will pay Mr. Biggar’s SERP benefits in two installments in order to avoid adverse tax consequences under Section 409A of the Internal Revenue Code. He received the first payment of $3,265,734 as of April 1, 2007, the day he retired. He will receive the second payment of $790,668 as of October 1, 2007, six months after his retirement date, with interest determined by the interest rate applicable to the Stable Value Fund of the PPL Deferred Savings Plan for the period from April 1, 2007 to October 1, 2007.

As of his retirement, Mr. Biggar was eligible to receive a total of 87,970 restricted stock units. Restrictions will lapse on 79,090 units six months following his retirement on October 1, 2007, at which time the value will be determined based on the closing price for PPL shares of common stock as of that date. Restrictions on an additional 8,880 units will lapse 12 months following his retirement on April 1, 2008, at which time the value will be determined based on the closing price for PPL shares of common stock as of that date. As shown in the “Outstanding Equity Awards at Fiscal-Year End 2006” table, as of December 31, 2006, Mr. Biggar had 73,310 restricted stock units that had not yet vested. Since then, restrictions on 16,860 units granted in 2004 lapsed in January 2007. At its January 2007 meeting, the CGNC granted an additional 32,890 units (19,590 units for the annual grant; 8,880 units as a transition grant in lieu of stock options; 3,160 units in exchange for a portion of his 2006 annual cash incentive award under the Cash Incentive Premium Exchange Program plus 1,260 Premium Units). As of his retirement, 1,370 Premium Units, some of which were granted in 2005, 2006 and 2007, were forfeited under the Premium Exchange Program. All Premium Units are forfeited upon retirement unless the retiring officer is 60 years old. Mr. Biggar was entitled to a pro-rata portion of these Premium Units because he was over 60 years old.

As of his retirement, Mr. Biggar had a total of 268,533 exercisable stock options, which are exercisable for their stated terms. An additional 131,913 options (granted in 2005 and 2006) became exercisable as of his retirement.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL OF PPL CORPORATION

	Retirement or			Involuntary	Change in
	Voluntary			Termination	Control
Executive Name	Termination	Death	Disability	Not for Cause	Termination

J. H. Miller
Severance payable in cash(1)	$0	$0	$0	$945,000	$5,850,000
Other separation benefits(2)	0	0	0	(7)	148,484
Tax gross-up amount payable(3)	0	0	0	0	14,533,668
SERP(4)	0	0	0	0	11,690,000
Restricted stock/units(5)	2,909,491	5,114,368	5,114,368	5,059,891	5,114,368
Stock options(6)	1,266,813			1,266,813	2,400,771

J. R. Biggar
Severance payable in cash(1)	0	0	0	(7)	2,891,400
Other separation benefits(2)	0	0	0	(7)	129,850
Tax gross-up amount payable(3)	0	0	0	0	0
SERP(4)	0	0	0	0	980,000
Restricted stock/units(5)	2,560,051	2,627,430	2,627,430	2,560,051	2,627,430
Stock options(6)	1,409,742			1,409,742	2,158,152

P. T. Champagne
Severance payable in cash(1)	0	0	0	(7)	1,994,403
Other separation benefits(2)	0	0	0	(7)	129,347
Tax gross-up amount payable(3)	0	0	0	0	2,043,193
SERP(4)	0	0	0	0	650,000
Restricted stock/units(5)	0	3,627,008	3,627,008	(8)	3,627,008
Stock options(6)	0			(8)	1,191,323

R. J. Grey
Severance payable in cash(1)	0	0	0	(7)	1,938,000
Other separation benefits(2)	0	0	0	(7)	121,277
Tax gross-up amount payable(3)	0	0	0	0	2,596,064
SERP(4)	0	0	0	0	1,850,000
Restricted stock/units(5)	1,354,035	1,408,154	1,408,154	1,354,035	1,408,154
Stock options(6)	686,128			686,128	1,059,079

B. L. Shriver
Severance payable in cash(1)	0	0	0	(7)	1,854,600
Other separation benefits(2)	0	0	0	(7)	126,242
Tax gross-up amount payable(3)	0	0	0	0	3,830,210
SERP(4)	0	0	0	0	2,580,000
Restricted stock/units(5)	1,575,885	3,550,310	3,550,310	3,457,485	3,550,310
Stock options(6)	551,959			551,959	924,910

(1)	Mr. Miller has an agreement to provide up to 52 weeks of pay following involuntary termination for reasons other than cause. The full 52 weeks of pay are illustrated as “Severance payable in cash” under the “Involuntary Termination Not for Cause” column.

In the event of termination of employment in connection with a change in control, the named executive officers are eligible for severance benefits if termination occurs within 36 months of a change in control (a) due to termination by the company for reasons other than cause or (b) by the executive on the basis of “good reason” as that term is defined in the agreement.

For purposes of the illustration, we have assumed executives are eligible for benefits under the severance agreements. Amounts illustrated as “Severance payable in cash” under the “Change in Control Termination” column are three times the executive’s annual salary as of the termination date plus three times the highest annual cash incentive payment made in the last three years as provided under the agreements.

(2)	Under the terms of each named executive officer’s severance agreement, the executive is eligible for three years of continued medical and dental benefits, life insurance and disability protection, and outplacement benefits. The amounts illustrated as “Other separation benefits” are the estimated present values of these benefits.

(3)	In the event excise taxes become payable under Section 280G and Section 4999 of the Internal Revenue Code as a result of any “excess parachute payments,” as that phrase is defined by the Internal Revenue Service, the severance agreements provide that the company will pay the excise tax as well as gross-up the executive for the impact of the excise tax payment. (The tax payment and gross-up does not extend to normal income taxes due on any separation payments.) The amounts illustrated as “Tax gross-up amount payable” include the company’s best estimate of the excise tax and gross-up payments that would be made if each named executive officer had been terminated on December 31, 2006, under the terms of the severance agreement.

(4)	Amounts illustrated as “SERP” under the “Change in Control Termination” column include the value of the incremental benefits payable under the terms of the severance agreements—each named executive officer is eligible for a severance payment equal to the value of the SERP benefit that would be determined by adding an additional three years of service. For Messrs. Miller and Shriver, the additional three years of service cause the SERP benefit to be determined assuming the executive attained age 60 and, as a result, the benefit is based on 30 years of SERP service for Mr. Miller, and an additional 10 years of SERP service for Mr. Shriver. For details on additional years of service, see the discussion under “Pension Benefits in 2006” above.

(5)	Total outstanding restricted stock and restricted stock unit awards are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2006” table above at page 47. The table above illustrates the value of the restricted stock and stock units that would become payable as a result of each event as of December 31, 2006. In the table below, the number of units accelerated and payable as of the event, as well as the number forfeited, is illustrated. The gross value in the above table would be reduced by the amount of taxes required to be withheld; and the net shares, determined based on the stock price as of December 31, 2006, would be distributed based on a PPL stock price of $35.84. For purposes of the table below, the total number of shares is illustrated without regard for the tax impact.

For Messrs. Miller, Champagne and Shriver, the totals shown below for death, disability, involuntary termination not for cause and change in control termination include the acceleration of outstanding retention shares.

Restricted Stock and Restricted Stock Units
(#)

	Retirement or			Involuntary	Change in
	Voluntary			Termination	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause	Termination

J. H. Miller
accelerated	81,180	142,700	142,700	141,180	142,700
forfeited	61,520	0	0	1,520	0

J. R. Biggar
accelerated	71,430	73,310	73,310	71,430	73,310
forfeited	1,880	0	0	1,880	0

P. T. Champagne
accelerated	0	101,200	101,200	(8)	101,200
forfeited	101,200	0	0	(8)	0

R. J. Grey
accelerated	37,780	39,290	39,290	37,780	39,290
forfeited	1,510	0	0	1,510	0

B. L. Shriver
accelerated	43,970	99,060	99,060	96,470	99,060
forfeited	55,090	0	0	2,590	0

(6)	Total outstanding stock options are illustrated in the “Outstanding Equity Awards at Fiscal-Year End 2006” table. The table above illustrates the value of the options not yet exercisable that would become exercisable as a result of each event as of December 31, 2006. Exercisable options as of December 31, 2006 are excluded from this table. The table below details the number of options that accelerate and become exercisable as of the termination event, the number of options that become exercisable in the future in the events of death or disability and the number forfeited.

For illustrative purposes, it is assumed that all options not yet exercisable that become exercisable as of the event are exercised as of December 31, 2006, based on a PPL stock price of $35.84.

Stock Options Not Yet Exercisable
(#)

	Retirement or			Involuntary	Change in
	Voluntary			Termination	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause	Termination

J. H. Miller
Accelerated	127,513	0	0	127,513	326,453
Forfeited	198,940	0	0	198,940	0
Become exercisable over next 36 months	0	326,453	326,453	0	0

J. R. Biggar
Accelerated	133,660	0	0	133,660	264,960
Forfeited	131,300	0	0	131,300	0
Become exercisable over next 36 months	0	264,960	264,960	0	0

P. T. Champagne
Accelerated	0	0	0	(8)	145,683
Forfeited	145,683	0	0	(8)	0
Become exercisable over next 36 months	0	145,683	145,683	0	0

R. J. Grey
Accelerated	65,319	0	0	65,319	130,749
Forfeited	65,430	0	0	65,430	0
Become exercisable over next 36 months	0	130,749	130,749	0	0

B. L. Shriver
Accelerated	55,193	0	0	55,193	120,623
Forfeited	65,430	0	0	65,430	0
Become exercisable over next 36 months	0	120,623	120,623	0	0

(7)	In the event of involuntary termination for reasons other than for cause, any severance payable in cash (except for Mr. Miller) and/or other separation benefits, if any, would be determined as of the date of termination and would require the approval of the CGCN.

(8)	In the event of involuntary termination for reasons other than for cause, Mr. Champagne would forfeit all outstanding restricted stock units and stock options because he is not eligible to retire, with the exception of 60,000 shares of restricted stock that he holds under his Retention Agreement. These shares had a value of $2,150,400 as of December 31, 2006. Any exceptions to the automatic forfeitures would require the approval of the CGCN.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Auditor for 2006 and 2005

For the fiscal year ended December 31, 2006, Ernst & Young LLP (E&Y) served as our independent registered public accounting firm, or “independent auditor.” For the fiscal year ended December 31, 2005, PricewaterhouseCoopers LLP (PwC) served as our independent auditor. The following table presents fees billed by E&Y and PwC for the fiscal years ended December 31, 2006 and 2005, for professional services rendered for the audit of our company’s annual financial statements and for fees billed for other services rendered.

	2006	2005
	(In thousands)

Audit fees(a)	$5,620	$5,613
Audit-related fees(b)	173	76
Tax fees(c)	—	—
All other fees(d)	24	7

(a)	Includes audit of annual financial statements and review of financial statements included in our company’s Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings or engagements including comfort letters and consents for financings and filings made with the SEC. Also includes approximately $1.8 million in 2006 and $2.8 million in 2005 of fees for audits relating to internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Fees for review of internal controls, performance of specific agreed-upon procedures and services provided in connection with various business and financing transactions.

(c)	The independent auditor does not provide tax consulting and advisory services to the company or any of its affiliates.

(d)	Fees relating to access to accounting research tools licensed by E&Y and PwC.

Approval of Fees. The Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. The procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of our company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee. As a result of this approval process, the Audit Committee has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of the Audit Committee, who serves as the Committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full Audit Committee at its next meeting.

The Audit Committee approved all of the audit and non-audit related fees for 2006 and 2005.

* * * * * *

Representatives of E&Y are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareowners on the appointment of E&Y. If the shareowners do not ratify the selection of E&Y, the selection of the independent auditor will be reconsidered by the Audit Committee.

The Board of Directors
recommends that shareowners vote FOR Proposal 2

SHAREOWNER PROPOSAL

PROPOSAL 3: ADOPT SIMPLE MAJORITY VOTE

“RESOLVED: Comprehensive Commitment to Adopt Simple Majority Vote. Shareholders recommend that our Board take each step necessary for adoption of a simple majority vote to apply to the greatest extent possible. This proposal is focused on adoption of the lowest feasible shareholder majority vote requirements to the fullest extent feasible. This includes using all means in our Board’s power such as corresponding special company solicitations and one-on-one management contacts with major shareholders to obtain the majority vote required for formal adoption of this proposal topic.

“This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent feasible in accordance with applicable laws and existing governance documents.

“Emil Rossi, P.O. Box 249, Boonville, Calif. 95415 sponsors this proposal.

“This topic won our 70% yes-vote at our 2006 annual meeting. The Council of Institutional Investors www.cii.org formally recommends adoption of a shareholder proposal after one majority vote—rather than waiting for a second 70% yes-vote. Also at least one proxy advisory service has recommended a no-vote for directors who do not adopt a shareholder proposal after it wins one majority vote. This topic also won a 67% yes-vote average at 19 major companies in 2006.

“Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring a 67%-vote to make certain key governance changes at our company, if our vote is an overwhelming 66% yes and only 1% no—only 1% could force their will on our 66% majority.

“It is important to take one step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	A 67% shareholder vote was required to make certain key changes—Entrenchment concern.

•	There was no shareholder right to Act by Written Consent.

•	Poison pill: Apparently in response to a 2003 shareholder proposal, our board adopted a policy supposedly requiring poison pill shareholder approval, but then allowing our board to override the policy and adopt a pill without shareholder approval. According to The Corporate Library, http://www.thecorporatelibrary.com/ an independent investment research firm, this “override” provision undermines the shareholder approval requirement.

“Additionally:

•	We had no Independent Chairman—Independent oversight concern.

•	Our lead director had 15-years director tenure—Independence concern.

•	The chair of our Audit Committee had 15-years tenure—Independence concern.

•	Cumulative voting was not allowed.

•	Our full board met only 6-times in a year.

“The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for simple majority vote.

“Adopt Simple Majority Vote”
“Yes on 3”

PPL’S STATEMENT IN RESPONSE

Your Board of Directors opposes this proposal for the following reasons:

The shareowner proposal requests that your Board of Directors take each step necessary to amend the company’s articles of incorporation and bylaws to provide for a majority vote requirement in matters subject to shareowner approval. We believe that the “simple majority” requested by the proposal means a majority of the votes actually cast by shareowners entitled to vote, rather than a majority of the outstanding shares entitled to vote. A “simple majority” is already the standard used for most matters voted on by PPL shareowners, with the exception of the two-thirds vote of outstanding shares required for certain fundamental corporate matters essential to PPL. Your Board of Directors believes that such a vote requirement for these fundamental corporate matters is both reasonable and appropriate.

At our 2006 Annual Meeting, shareowners approved by a majority of the votes cast a proposal recommending that your Board of Directors take each step necessary for a simple majority vote to apply to the greatest extent possible. In response to this vote, your Board of Directors carefully considered the votes cast (which represented less than 50% of the outstanding shares), and examined and evaluated the benefits and advantages to our constituencies of eliminating the two-thirds vote requirement. Your Board concluded that retaining such voting thresholds in the limited circumstances in which they now apply continues to be in the best interests of your company and its shareowners.

Your company previously adopted, with shareowner approval, several shareowner protection measures in its articles of incorporation, including a two-thirds vote of outstanding shares requirement to amend the articles to permit cumulative voting for directors, to revise certain business combination provisions and to amend certain provisions of your company’s bylaws. A reduction in the two-thirds vote requirement for these key provisions could weaken your Board’s ability to preserve and maximize value for all shareowners in an unsolicited takeover attempt. The two-thirds vote requirement would not preclude offers to acquire your company at a fair price, but instead would serve in part to encourage potential acquirers to negotiate with the Board rather than with just a few large shareowners whose interests may diverge from those of other shareowners. Such provisions help your Board ensure that all shareowners are treated fairly and are protected against abusive tactics during a takeover process.

If a simple majority voting standard were to be adopted, as little as 25.1% of the outstanding voting power of your company could approve fundamental corporate changes that now require an appropriately higher vote. This result could occur if only 50.1% of the shares are present at a shareowners’ meeting and a proposal receives a majority of the votes cast. Your Board of Directors believes that more meaningful voting requirements are appropriate for issues that could have a long-lasting effect on your company and the value of your investment.

PPL has a longstanding and well-documented commitment to sound corporate governance policies and practices, which ensure that your company is governed in accordance with high standards of ethics, integrity and accountability and in the best interests of shareowners. We believe that this is reflected in the financial performance of our company. Over the last five years, PPL has significantly outperformed the S&P 500® Index and an index of investor-owned utilities. As part of our commitment to consider ways in which we can better serve our corporate governance ideals and the interests of our shareowners, the Board is monitoring and will continue to monitor governance issues of interest to our shareowners.

Your Board of Directors continues to believe that the limited two-thirds voting requirement is reasonable and appropriate. Accordingly, and for the other reasons stated above, we request that shareowners vote AGAINST this proposal.

Your Board of Directors recommends that
you vote AGAINST Proposal 3

OTHER MATTERS

Shareowner Proposals for the Company’s 2008 Annual Meeting. To be included in the proxy material for the 2008 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a shareowner must be received by the Secretary of the company no later than December 16, 2007. To be properly brought before the Annual Meeting, any proposal must be received not later than 75 days in advance of the date of the 2008 Annual Meeting.

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Kutztown Rd.
Trexlertown
To Kutztown/Reading/Lancaster
Rte 100 S
To Philadelphia
N
W
E
S

DIRECTIONS TO PPL CORPORATION ANNUAL MEETING OF SHAREOWNERS

10 A.M. WEDNESDAY, MAY 23, 2007

HOLIDAY INN CONFERENCE CENTER

Fogelsville, Pennsylvania

From Interstate 78

- Take Exit 49A (Trexlertown) to Route 100 South
- Proceed about 0.7 miles south on Route 100
- Turn right at the first light (Penn Drive) and stay in the right lane
- Take the next right (Sycamore Road)
- Continue straight to the Holiday Inn past Hilton Garden, Damon's and Krause Toyota

From Reading

- Take Route 222 North from Reading
- 2.8 miles past the Premise Maid Candy and Ice Cream Shop, take the Fred Jaindl Highway following signs to Route 100 North (Fogelsville/Allentown)
- Proceed 1.6 miles on the Fred Jaindl Highway and take the Route 100 North exit (Fogelsville/Trexlertown)
- At the traffic light at the end of the ramp, turn left (Route 100)
- Travel north on Route 100 (stay in the left lane) for 1.3 miles. At the fourth traffic light, turn left at Penn Drive
- Make the first right onto Sycamore Road
- Continue straight to the Holiday Inn past Hilton Garden, Damon's and Krause Toyota

PPL Investor Services: For questions about PPL Corporation or its subsidiaries, or information concerning:

Lost Dividend Checks
Bond Interest Checks
Direct Deposit of Dividends
Bondholder Information

Please contact:

Manager—PPL Investor Services
Two North Ninth Street (GENTW8)
Allentown, PA 18101

Toll Free: 1-800-345-3085
FAX: 610-774-5106
Via e-mail: invserv@pplweb.com

Wells Fargo Shareowner Services: For information concerning:

PPL’s Dividend Reinvestment Plan
Stock Transfers
Lost Stock Certificates
Certificate Safekeeping

Please contact:

Wells Fargo Bank, N.A.
Shareowner ServicesSM
161 North Concord Exchange
South St. Paul, MN 55075-1139

Toll Free: 1-866-280-0245
Outside U.S.: 651-453-2129

PPL, PPL Energy Supply, LLC and PPL Electric Utilities Corporation file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2006 is available without charge by writing to the Investor Services Department at the address printed above, by calling 1-800-345-3085, or by accessing it through the Investor Center page of PPL’s Internet Web site identified below.

Whether you plan to attend the Annual Meeting or not, you may vote over the Internet, by telephone or by returning your proxy. To ensure proper representation of your shares at the Annual Meeting, please follow the instructions at the Web site address on your proxy or follow the instructions that you will be given after dialing the toll-free number on your proxy. You may also mark, date, sign and mail the accompanying proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience.

For the latest information on PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com

PPL CORPORATION
ANNUAL MEETING OF SHAREOWNERS
WEDNESDAY, MAY 23, 2007 10 A.M.
HOLIDAY INN CONFERENCE CENTER
FOGELSVILLE, PA
If you have consented to access the annual report and proxy information electronically, you may view it by going to PPL Corporation’s Web site. You can get there by typing in the following address: http://www.pplweb.com
If you have not previously consented, but would like to access the annual report and proxy materials electronically next year, please give your consent by going to the following site address: http://www.econsent.com/ppl/

PPL Corporation
Two North Ninth Street
Allentown, PA 18101	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2007.
James H. Miller and E. Allen Deaver, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PPL Corporation to be held on May 23, 2007, and any adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2, and “AGAINST” Item 3.
By signing the proxy, you revoke all prior proxies and appoint James H. Miller and E. Allen Deaver, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 22, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/ppl/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 22, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic proxy.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PPL Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by telephone or Internet, please do NOT mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1and 2.

1. Election of directors:	01 Stuart Heydt	03 W. Keith Smith	☐	Vote FOR	☐	Vote WITHHELD
	02 Craig A. Rogerson			all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the Appointment of Independent Registered Public Accounting Firm	☐ For	☐ Against	☐ Abstain
The Board of Directors Recommends a Vote AGAINST Item 3.

3. Shareowner Proposal	☐ For	☐ Against	☐ Abstain
Address Change? Mark Box     ☐     Indicate changes below:

     Date                                                                   ;

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Admission Ticket
PPL Corporation Annual Meeting of Shareowners
10 a.m., May 23, 2007
Holiday Inn Conference Center
Fogelsville, Pennsylvania
April 13, 2007
Dear ESOP Participant,
It is a pleasure to invite you to attend the 2007 Annual Meeting of Shareowners, which will be held at 10 a.m. on Wednesday, May 23, 2007. Please note that the day of the Annual Meeting has changed this year to a Wednesday instead of a Friday. The Annual Meeting will be held at the Holiday Inn Conference Center, in Fogelsville, near the intersection of I-78 and Route 100, west of Allentown. For your convenience, a map showing our meeting location, along with written directions, is included on the back inside cover of the accompanying Proxy Statement.
Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company’s operations, and a question-and-answer period will follow.
We hope you will be able to attend in person. If you plan to attend the meeting, please detach and bring this admission ticket with you to the meeting. Please follow the instructions on the ballot card for voting over the Internet, by telephone or by detaching and returning your ballot. If you are unable to attend the meeting but have any questions or comments on the company’s operations, we would like to hear from you.
Your vote is important. Whether you hold one share or many, please vote as soon as possible so that you will be represented at the meeting in accordance with your wishes.

Sincerely,

James H. Miller
Chairman, President and Chief Executive Officer

ò FOLD AND DETACH HERE ò

PPL CORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)
CONFIDENTIAL BALLOT
This is a ballot for voting your shares of PPL Corporation Common Stock held in the ESOP. Please complete the ballot card and return in the envelope provided or vote by telephone or the Internet. Fidelity Investments, as Trustee of the ESOP, will vote shares held in your ESOP Account as directed on the ballot at the Annual Meeting of Shareowners of PPL Corporation to be held on May 23, 2007.
If you do not return your ballot card, or return it unsigned, or do not vote by telephone or Internet, the ESOP provides that the Trustee will vote your shares in the same percentage as shares held by participants for which the Trustee has received timely voting instructions.
Please review the information carefully and indicate how you wish your shares to be voted at the Annual Meeting. Mark, sign, date and use the return envelope for mailing your ballot (if you do not vote by telephone or Internet) to Fidelity Investments’ agent for tabulation. Timely receipt of your instructions on a signed ballot card or by telephone or Internet is extremely important.
This ballot, if sent by mail, must be received by the close of business on May 21, 2007 in order for your vote to be counted. If you wish to vote by telephone or on the Internet, please follow the attached instructions.

Comments (Mark the corresponding box on the reverse side)

See reverse for voting instructions

THIS BALLOT WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2, AND AGAINST PROPOSAL 3.

COMPANY #

There are three ways to vote your Ballot
Your telephone or Internet vote authorizes the PPL Employee Stock Ownership Plan (“ESOP”) Trustee to vote your shares in the same manner as if you marked, signed and returned your ballot card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your Ballot 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 18, 2007.

•	Please have your ballot card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/ppl/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your Ballot 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 18, 2007.

•	Please have your ballot card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your ballot card and return it in the postage-paid envelope we’ve provided or return it to PPL ESOP Trustee, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by telephone or Internet, please do NOT mail your Ballot Card
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1and 2.
1.	Election of directors:	01 Stuart Heydt 02 Craig A. Rogerson	03 W. Keith Smith	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the Appointment of Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote AGAINST Item 3.

3.	Shareowner Proposal	☐	For	☐	Against	☐	Abstain

Comments? Mark Box           ☐ Provide comments on reverse.

Date

Signature(s) in Box
Signature(s) in Box
Please sign exactly as your name(s) appears on the ballot. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the ballot.

Admission Ticket

PPL Corporation Annual Meeting of Shareowners
10 a.m., May 23, 2007
Holiday Inn Conference Center
Fogelsville, Pennsylvania
April 13, 2007

Dear Shareowner,

It is a pleasure to invite you to attend the 2007 Annual Meeting of Shareowners, which will be held at 10 a.m. on Wednesday, May 23, 2007. Please note that the day of the Annual Meeting has changed this year to a Wednesday instead of a Friday. The Annual Meeting will be held at the Holiday Inn Conference Center, in Fogelsville, near the intersection of I-78 and Route 100, west of Allentown. For your convenience, a map showing our meeting location, along with written directions, is included on the inside back cover of the accompanying Proxy Statement.

Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company’s operations, and a question-and-answer period will follow.

We hope you will be able to attend in person. If you plan to attend the meeting, please bring this admission ticket with you to the meeting. Please follow the instructions on the enclosed proxy card for voting over the Internet, by telephone or by returning your proxy card. If you are unable to attend the meeting but have any questions or comments on the company’s operations, we would like to hear from you.

Your vote is important. Whether you own one share or many, please vote as soon as possible so that you will be represented at the meeting in accordance with your wishes.

Sincerely,

James H. Miller
Chairman, President and Chief Executive Officer